Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

CALCASIEU POWER, LLC,

DYNEGY HOLDINGS INC.,

and

ENTERGY GULF STATES, INC.

Dated as of January 31, 2007

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS AND SCHEDULES

Item	Description
Exhibit A	Form of Assignment and Assumption Agreement

Exhibit B	Form of Bill of Sale

Exhibit C	Form of Deed

Exhibit D	Title Policy Affidavits

Schedule 1.1A	Persons With Seller’s Knowledge

Schedule 1.1B	Persons With Purchaser’s Knowledge

Schedule 1.1C	Purchaser’s Required Consents

Schedule 1.1D	Purchaser’s Required Regulatory Approvals

Schedule 2.1(a)	Owned Real Property

Schedule 2.1(b)	Leased Real Property

Schedule 2.1(b)	Easements

Schedule 2.1(c)	Tangible Personal Property

Schedule 2.1(d)	Purchased Inventory

Schedule 2.1(e)	Purchased Project Contracts

Schedule 2.1(f)	Purchased Permits

Schedule 2.1(g)	Books and Records

Schedule 2.1(h)	Warranties and Indemnities

Schedule 2.1(i)	Excluded Claims and Causes of Action

Schedule 2.1(j)	Prepaid Items

Schedule 2.2(b)	Specified Excluded Assets

Schedule 2.2(c)	Specified Excluded Contracts

Schedule 2.4(o)	Other Excluded Liabilities

Schedule 4.4	Compliance With Laws

Schedule 4.5	Permits

Schedule 4.7	Seller’s Litigation

Schedule 4.8	Project Contract Matters

Schedule 4.10	Owned Real Property; Easements

Schedule 4.11	Leased Personal Property

Schedule 4.12	Condition of Purchased Assets; Defects

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Schedule 4.13	Intellectual Property

Schedule 4.15(a)	Hazardous Substances; Environmental Conditions; etc.

Schedule 4.15(b)	Compliance with Environmental Laws

Schedule 4.15(c)	Environmental Permits

Schedule 4.15(d)	Environmental Claims and Liabilities

Schedule 4.15(e)	Environmental Reports

Schedule 4.16	Tax Matters

Schedule 4.17	Employee Matters

Schedule 4.18	Employee Benefit Plans

Schedule 4.22	Adverse Material Change to Purchased Assets

Schedule 4.23	Seller’s Required Consents and Seller’s Required Regulatory Approvals

Schedule 4.24	Insurance Losses and Claims

Schedule 4.25	WARN Act Matters

Schedule 4.26	Claims

Schedule 5.5	Purchaser Litigation

Schedule 6.2	Title Policy Endorsements

Schedule 6.4	Exceptions to Conduct Pending Closing

Schedule 6.12(b)	Consents to Assignment

Schedule 8.7	Certain Title Insurance Exceptions

Schedule 8.9	Warranties

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of January 31, 2007, is made and entered into by and among CALCASIEU POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Seller”), and DYNEGY HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“Dynegy”), on the one hand, and ENTERGY GULF STATES, INC., a corporation organized and existing under the laws of the State of Texas (“Purchaser”), on the other hand.

RECITALS

A. Seller owns the Project (as defined in Article 1).

B. Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Project and certain properties and assets associated therewith or ancillary thereto, on the terms and subject to the conditions hereinafter set forth.

C. Dynegy owns, directly or indirectly, all of the equity interests in Seller.

D. Seller, Dynegy, and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale and related transactions contemplated by this Agreement and the Ancillary Agreements as defined in Article 1 (the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.14.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and, with respect to Seller, shall also include any ERISA Affiliate.

“After-Tax Basis” means, with respect to any Indemnitee, a basis that will make the Indemnitee economically whole after taking into account the combined Taxes that the Indemnitee must pay on account of (i) incurring the loss giving rise to an indemnity payment and

(ii) receiving such indemnity payment. In case of an indemnity payment subject to Income Tax, the highest Statutory Rate will be used to determine the After-Tax Basis.

“Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits hereto.

“Air Permits” means the modified or reissued Louisiana Department of Environmental Quality permits number 0520-00219-V1 (Part 70 Permit and state preconstruction permit) and number 0520-00219-IV0 (Acid Rain Permit).

“Ancillary Agreements” means (i) the Bill of Sale, (ii) the Deed, (iii) the Assignment and Assumption Agreements, and (iv) any additional agreements and instruments of sale, transfer, conveyance, assignment and assumption that may be executed and delivered by any Party or any Affiliate thereof at or in connection with the Closing, if any.

“Assignment and Assumption Agreements” means the Assignment and Assumption Agreements, substantially in the form of Exhibit A, to be executed and delivered by Seller and Purchaser at the Closing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankrupt” means, with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) has a petition filed or commenced against it for a proceeding or cause of action under any bankruptcy, insolvency, reorganization, or similar law and such petition is not dismissed within 30 days of its filing, (iii) makes an assignment or any general arrangement for the benefit of creditors, (iv) otherwise becomes bankrupt or insolvent (however evidenced), (v) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (vi) is generally unable to pay its debts as they fall due.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Purchase Price” has the meaning set forth in Section 3.2.

“Bill of Sale” means a Bill of Sale, substantially in the form of Exhibit B, to be executed and delivered by Seller at the Closing.

“Business” means the business of operating the Project and generating and delivering electric energy and capacity and Other Associated Electric Products from the Project to its interconnection point with the Transmission System. The Business does not include the marketing and sale of electric energy and capacity or Other Associated Electric Products or the procurement of Fuel for the Project.

“Business Day” means any day on which Federal Reserve member banks in New York, New York are open for business; and a Business Day shall commence at 8:00 a.m. and close at

5:00 p.m., local time, at the location of the applicable Party’s principal place of business, or at such other location as the context may require.

“C-Ring Repair” means the work performed on the Purchased Assets in accordance with Schedule 4.12.

“Casualty Event” has the meaning set forth in Section 6.7(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory Report” means an Inventory Report dated as of the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means efforts which are reasonably within or should have been reasonably within the contemplation of the Parties on the Effective Date and which do not require the performing Party to expend funds or incur obligations other than expenditures and obligations which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement.

“Competitive Information” has the meaning set forth in Section 6.10(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 13, 2006 between Entergy Services, Inc. and Seller’s Affiliate, Dynegy Power Corp.

“Consents” means consents, authorizations, approvals, releases, waivers, estoppel certificates, and any similar agreements or approvals.

“Consumables” means any and all of the following items of Inventory intended to be consumed at the Project in the ordinary course of the conduct of the Business: lubricants, chemicals, fluids, lubricating oils, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; and all other materials, supplies and other items consumed at the Project in the ordinary course of the conduct of the Business.

“Contract” means any contract, agreement, arrangement, license, lease, commitment, sale and purchase order, and other instrument or understanding of any kind, whether written or oral, express or implied.

“Damaged Portion” has the meaning set forth in Section 6.7(c).

“Deed” means one or more Deeds, substantially in the form of Exhibit C, conveying each of the Owned Real Properties included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, with legal descriptions suitable for conveyance of such Owned Real Properties of record, to be executed and delivered by Seller at the Closing.

“Dynegy” has the meaning set forth in the introductory paragraph of this Agreement.

“DYPM” means Dynegy Power Marketing, Inc.

“Easements” shall have the meaning set forth in Section 2.1(b).

“Effective Date” means the date on which this Agreement has been executed and delivered by Seller, Dynegy, and Purchaser, as specified in the introductory paragraph of this Agreement.

“Electric Interconnection Facilities” means all structures, facilities, equipment, substations, auxiliary equipment, devices and apparatus directly or indirectly required or installed to interconnect and deliver electric energy from the Project to its interconnection point with the Transmission System (such interconnection point being the 230 kV disconnect switches of the Seller-owned generator-step-up transformer(s)), including electric transmission and/or distribution lines, transformation, switching, electric metering equipment, any other metering equipment, communications equipment, and safety equipment, including equipment required to protect (i) the electrical system to which the Project is connected and its customers from faults occurring at the Project and (ii) the Project from faults occurring on the electrical system to which the Project is connected or on other electrical systems to which such electrical system is directly or indirectly connected, provided that all structures, facilities, equipment, substations, auxiliary equipment, devices and apparatus and other similar property that is to be transferred to Purchaser pursuant to the Interconnection Transfer Agreement shall not be included in “Electric Interconnection Facilities”.

“Emission Allowances” means all authorizations to emit specified units of Hazardous Substances or any other regulated pollutants from the Project or the Project Site, which units are established by a Governmental Authority with jurisdiction over the Project or the Project Site under Environmental Law, including under (i) an air pollution control and emission reduction program, (ii) a program designed to mitigate impairment of water resources, including coastal and inland waters, navigable waters, surface waters, watersheds, well water or groundwater, or (iii) any other pollution reduction program, in each case regardless of whether the Governmental Authority establishing such authorizations designates such authorizations by a name other than “allowances.”

“Employee” means any employee, including an individual deemed to be an employee by Law, of Seller or any of its Affiliates who is employed in a position at or, if employed at another location, who performs all or substantially all his or her work in support of, the Project. References to “former Employees” or “future Employees” mean former or future employees, including individuals deemed to be employees by Law, of Seller or any of its Affiliates or any Predecessors-in-Interest related to the Project, who, during the period of his or her employment with Seller, its Affiliate, or any Predecessors-in-Interest related to the Project, was or is employed in a position at or, if employed at another location, who performed or performs substantially all of his or her work in support of, the Project.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employee Plan” means and includes each Employee Pension Benefit Plan, each Employee Welfare Benefit Plan, and each other plan, contract, agreement, arrangement or policy, whether written or oral, qualified or non-qualified, providing for (i) severance benefits, bonuses, profit-sharing or other forms of incentive compensation; (ii) vacation, holiday, sickness or other time-off; (iii) health, medical, dental, disability, life, accidental death and dismemberment, employee assistance, educational assistance, relocation or fringe benefits or perquisites, including post-employment benefits; and (iv) deferred compensation, defined benefit or defined contribution, retirement or pension benefits, or equity grants that covers any Employee, or that is maintained, administered or with respect to which contributions are made by Seller or any ERISA Affiliate of Seller in respect of Employees or their beneficiaries.

“Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

“Entergy” means Entergy Corporation, a Delaware corporation.

“Environment” means the environment, including any of the following media and any living organism or systems supported by any such media: (a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as described in clause (b) hereof) and any natural or man-made structures; (b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground.

“Environmental Assessment” means an environmental site assessment with respect to the Project and the Project Site, dated not more than ninety (90) days prior to the Closing Date, prepared by the Environmental Consultant and performed in compliance with standard ASTM E1527-05 or any such other measures as required by Environmental Protection Agency regulations (including 40 C.F.R. pt. 312) to meet the “all appropriate inquiry” standard of CERCLA § 101, in form and substance satisfactory to Purchaser, in Purchaser’s sole discretion.

“Environmental Claim” means any pending or threatened written or oral notice, claim, demand or other communication by any Person alleging or asserting a Party’s or any other Person’s actual or potential liability for investigation, response, investigation costs, cleanup or Remediation costs, compliance costs, enforcement costs, response costs, suits (whether in law or in equity), defense costs, capital expenditures (whether incurred to construct, alter, replace or modify any of the Purchased Assets as necessary for a Party to perform its obligations under this Agreement or otherwise) or the funding necessary therefor, actual damages, consequential damages, punitive damages, claims for contribution or indemnity, damages to natural resources or other property, personal injuries (including those arising from or related to toxic torts), fines or penalties, based on or resulting from, in whole or in part: (a) the presence or Release of any

Hazardous Substance at any location, whether or not on property owned by such Person; (b) circumstances forming the basis of any violation or alleged violation of or legal obligation or liability pursuant to any Environmental Law; or (c) claims for Remediation or costs associated with Remediation.

“Environmental Condition” means (a) the presence or Release of a Hazardous Substance in the Environment with respect to the Project or the Project Site (wherever migrating) for which there is, or would reasonably be expected to be, an obligation under Environmental Law to engage in any monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, reporting, response or restorative work, or concerning which a Governmental Authority with jurisdiction over such matter has required or may require the foregoing activities under Environmental Laws, or (b) a violation of Environmental Law, whether discovered or not.

“Environmental Consultant” means Providence Engineering & Environmental Group LLC, or such other recognized environmental consulting firm as shall be acceptable to Purchaser and retained by Purchaser at its cost.

“Environmental Laws” means all Laws relating to pollution or protection of the Environment, natural resources or human health and safety, as the same may be amended or adopted, including Laws relating to Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Substances, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; any similar Laws of the State of Louisiana or of any other Governmental Authority having jurisdiction over the Project or the Project Site.

“Environmental Liability” means any Loss that (i) arises under or relates to any Environmental Condition or Environmental Claim, or (ii) is attributable to actions occurring or conditions existing on or prior to the Closing Date in violation of any Environmental Laws.

“Environmental Permits” means any Permit required, issued, or administratively continued under or in connection with any Environmental Law relating to the Project or the Project Site, and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law relating to the Project or the Project Site.

“Environmental Reports” means any environmental audit, environmental risk assessment, environmental site assessment or other investigation of Environmental Conditions at or related to the Project or the Project Site, that is in the possession or control of Seller, Dynegy, or their Affiliates, whether prepared by or on behalf of Seller, Dynegy, or any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as, or deemed to be, a single employer, with Seller under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Project Contracts” has the meaning set forth in Section 2.2(c).

“Expiration Date” means March 31, 2008, subject to extension pursuant to Section 6.5(h).

“Extension Premium” means $3,000,000.

“Fair Value” means the amount at which the assets, in their entirety, of Seller or Dynegy, as applicable, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“Federal Power Act” means the Federal Power Act of 1935, 42 U.S.C. § 792 et seq.

“FERC” means the Federal Energy Regulatory Commission.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Allocation” has the meaning set forth in Section 3.5.

“Fuel” means natural gas of sufficient quality to meet all technical specifications of the Project.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Gas Interconnection Facilities” means all structures, pipelines, facilities, equipment, auxiliary equipment, devices and apparatus directly or indirectly required or installed to interconnect and deliver natural gas from the applicable delivery points for natural gas from Sabine Pipeline LLC’s pipeline or Gulf South Pipeline, L.P.’s pipeline to the Project’s electric generation units.

“Good Utility Practices” means those practices, methods and acts engaged in or approved by a significant portion of the electric utility and power generation industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment by a prudent electric utility in light of the facts known at the time a decision is made, could have been expected to accomplish a desired result at reasonable cost consistent with good business practices, reliability, safety and expedition and in compliance with Law. Good Utility

Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather to those practices, methods and acts generally accepted or approved by a significant portion of the electric utility industry in the relevant region, during the relevant time period, as described in the immediately preceding sentence.

“Governmental Authority” means any federal, state, local, foreign or other governmental subdivision, regulatory or administrative agency, commission, body, court, tribunal, arbitral panel, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power over the matters specified or, if such matters are not specified, over Seller, Dynegy, Purchaser, the Project, the Project Site, the Transactions or any related matter.

“Hazardous Substances” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls or transformers or other equipment that contains polychlorinated biphenyls, lead-based paint or urea formaldehyde foam insulation, (b) any chemicals, materials, substances or wastes which are defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “hazardous wastes,” “extremely hazardous wastes” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “pollutants,” “contaminants” or words of similar meaning and regulatory effect, including as the foregoing may be defined under any Environmental Law and (c) any other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, use, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Seller or Dynegy, as applicable, after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified as such and disclosed to Purchaser in terms of their nature and estimated magnitude by responsible officers of Seller or Dynegy, as applicable.

“Imaged Document” has the meaning set forth in Section 11.3.

“Income Tax” means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

“Indemnitee” has the meaning set forth in Section 7.3(b).

“Indemnitor” has the meaning set forth in Section 7.3(b).

“Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.

“Intellectual Property Rights” means all proprietary or other legally enforceable rights, including license and similar rights, throughout the world and provided under (a) patent law, including applications therefor pending before any relevant Governmental Authority worldwide, including any additions, continuations, continuations-in-part, divisions, reissues, renewals or extensions based thereon, (b) copyright law, (c) trademark and service mark law, (d) design patent or industrial design law, (e) semi-conductor chip or mask work law, (f) trade secret law, (g) database or Internet law, (h) common law, (i) any Contract relating to the Purchased Assets, and (j) any other Law under any jurisdiction in the world that provides protective or other intellectual property rights, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation of such protective or intangible property rights.

“Intercompany Arrangements” has the meaning set forth in Section 2.2(l).

“Interconnection Agreement” means the Second Revised Interconnection and Operating Agreement between Seller and Purchaser.

“Interconnection Facilities” means all Electric Interconnection Facilities and Gas Interconnection Facilities.

“Interconnection Transfer Agreement” means the Substation and Power Line Transfer Agreement dated as of the Effective Date between Seller and Purchaser relating to the transfer of the assets described in such Substation and Power Line Transfer Agreement.

“Inventory” means any and all of the inventory items and equipment located at the Project Site or purchased specifically for use or consumption exclusively at the Project in the ordinary course of the conduct of the Business, including Consumables; new, repaired or refurbished equipment, components, assemblies, or sub-assemblies; spare, replacement or other parts; tools, special tools, or similar equipment; all associated materials, supplies, software, hardware, firmware, and other goods and other similar items of moveable property; and all maintenance, shop and office furnishings, materials and equipment, including computers, data processing equipment, and related material and equipment that are not Consumables.

“Inventory Report” shall mean an inventory report prepared by Seller in the form set forth in Schedule 2.1(d).

“Knowledge” with respect to a Party means: (a) in the case of Seller and Dynegy, the extent of the knowledge, as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.6, as of the date of delivery of the certificate), of any individual who (i) is listed in Schedule 1.1A, or (ii) is serving or has at any time since January 1, 2005 served (and is still an Employee of Seller or an Affiliate of Seller) as the plant manager of the Project (or in any similar capacity) or as a manager with responsibility over material matters relating to the assets and liabilities of the Project; and (b) in the case of Purchaser, the extent of the knowledge, as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.6, the date of delivery of the certificate), of any individual who is listed in Schedule 1.1B. For purposes of this definition, an individual shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if (x) such individual is or at any time was actually aware of such fact, circumstance or other matter, or (y) such individual could reasonably be expected to discover or otherwise become aware of such fact, circumstance or other matter after due inquiry.

“Laws” means all statutes, rules, regulations, ordinances, Orders, and codes of any Governmental Authority, and includes the common law.

“Leased Personal Property” has the meaning set forth in Section 4.11.

“Liquidated Damages for Costs and Expenses” means a cash payment in the amount of (i) $2,000,000, if the event giving rise to the termination notice occurs prior to March 31, 2008, and (ii) $3,000,000, if the event giving rise to termination notice occurs on or after March 31, 2008; provided, however, that the amount of Liquidated Damages for Costs and Expenses payable in respect of an event giving rise to Purchaser’s right to terminate this Agreement shall be determined by reference to the earliest date on which a termination notice could have occurred based on such event, regardless of any waiver or delay in the giving of such notice; provided, further, however, that to the extent Purchaser shall at any time have the right to terminate this Agreement and receive Liquidated Damages for Costs and Expenses pursuant to more than one of the provisions of Section 10.1 and different amounts of Liquidated Damages for Costs and Expenses would be payable depending on which provision of Section 10.1 is made the basis of such Party’s termination notice, only one of the amounts shall be payable and such amount shall be the greatest of the amounts of Liquidated Damages for Costs and Expenses.

“Losses” has the meaning set forth in Section 7.1(a).

“LPSC” shall mean the Louisiana Public Service Commission.

“LTSA” shall mean that certain Long-Term Parts and Services Agreement dated October 19, 2000 by and between Dynegy Parts and Technical Services, Inc. and Siemens Westinghouse Power Corporation.

“Material Adverse Effect” with respect to Seller or Dynegy, means any occurrence set forth in clause (a) or clause (b) of this definition, and with respect to Purchaser, means any occurrence set forth in clause (a) of this definition: (a) any event, circumstance or condition materially impairing such Party’s authority, right, or ability to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions; or (b) any change (or changes taken together) in, or effect on, the Project that is materially adverse to the operations or physical condition of the Project, or the operations or prospects of the Business; provided, however, that in no event shall the term Material Adverse Effect include (1) any changes in national or regional electric industry economic conditions generally affecting the national or regional electric industry as a whole, (2) any changes in the price of natural gas generally prevailing in Louisiana, (3) any change in the price of real estate generally prevailing in the Entergy service territories in the SERC Region, (4) any changes in the price of electric generating facilities generally prevailing in the Entergy service territories in the SERC Region, and (5) any occurrence that would equally apply to similarly-situated electric generation projects located in the same region as the Project.

“Monthly Operating Report” shall mean a Monthly Management Report for the applicable period, including therein technical discussions of capacity availability, energy production, operations and maintenance and regulatory compliance of the Project, with attached reports covering such matters as have been covered in reports previously provided by Seller or are otherwise reasonably requested by Purchaser.

“Notice of Claim” has the meaning set forth in Section 7.3(b).

“Notice Period” has the meaning set forth in Section 7.4.

“Off-Site Location” means any real property related to or used in connection with the Project other than the Real Property.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Other Associated Electric Products” means all of the services and products associated with capabilities or operational attributes or regulatory treatment of a generating unit, including the capability to provide ancillary services, reserves, operational functions (e.g., black start capability), receipt or allocation or Emissions Allowances and other power generation related services and products.

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Party” means Seller, Dynegy, or Purchaser, as the context requires; “Parties” means, collectively, Seller, Dynegy, and Purchaser.

“PBGC” means the Pension Benefit Guaranty Corporation established by ERISA.

“Permits” means any permits, registrations, licenses, franchises, certificates and Consents of Governmental Authorities, including Environmental Permits, to the extent related to the Project, the Project Site, or the Business.

“Permitted Encumbrances” means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and disclosed in writing to Purchaser, (ii) mechanics’, materialmens’, laborers’, carriers’, workers’, repairers’ and other similar liens arising in the ordinary course of business for sums not yet due and payable, so long as the amount of any such sum in respect of which any such lien shall have arisen does not exceed $50,000, individually, and all such sums do not exceed $250,000 in the aggregate, (iii) all matters revealed on the Title Commitment to which Purchaser does not object in accordance with Section 6.16, (iv) matters affecting title to the Project Site that do not, and could not, adversely affect Purchaser’s ability to operate and maintain the Project and conduct the Business consistent with past practice, and (v) Encumbrances with respect to any of the Purchased Assets and created by or resulting from the acts or omissions of Purchaser or this Agreement.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, estate, trust, association or unincorporated organization, any Governmental Authority or any other entity.

“Predecessor-in-Interest” means any predecessor-in-interest with respect to the Project, including Dynegy Operating Company, and its Affiliates.

“Prepaid Items” has the meaning set forth in Section 2.1(j).

“Present Fair Salable Value” means the amount that could be obtained from an independent willing buyer if the assets of Seller or Dynegy, as applicable, were sold with reasonable promptness in an arm’s-length transaction under normal selling conditions for the sale of comparable business enterprises.

“Project” means the 322 MW (nominal rating) natural gas-fueled electrical generation plant located in or near Sulphur, Louisiana, consisting of two Siemens turbines (Class 501 FC and Class 501 FD2 units) and all related assets and properties, real, personal and mixed, and interests therein (to the extent of Seller’s interest), including ancillary equipment, Interconnection Facilities and Protective Apparatus and any additions thereto or replacements thereof.

“Project Contract” means any Contract to which Seller is a party, by which Seller or any of the Purchased Assets is bound, or to which an Affiliate of Seller is a party that relates to the Project or the Business.

“Project Insurance Policies” means all insurance policies carried by or for the benefit of Seller or any Affiliate thereof with respect to the ownership, operation or maintenance of the Project, the Project Site or the Business, including all liability, workers compensation, executive risk, fiduciary liability (or any other ERISA plan of protection) property damage, self insurance arrangements, retrospective assessments and business interruption and/or outage policies in respect thereof.

“Project Site” means (a) the approximately 20.37 acre parcel of land upon which the Project is located, near Sulphur, Louisiana; and (b) the Easements.

“Property Tax” means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

“Protective Apparatus” means such equipment and apparatus, including protective relays, circuit breakers and the like, necessary or appropriate to isolate the Project from the electrical system to which they are connected consistent with Good Utility Practices.

“Purchase Price” has the meaning set forth in Section 3.3.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Inventory” has the meaning set forth in Section 2.1(d).

“Purchased Permits” has the meaning set forth in Section 2.1(f).

“Purchased Project Contracts” has the meaning set forth in Section 2.1(e).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Claims” has the meaning set forth in Section 7.1(a).

“Purchaser Group” has the meaning set forth in Section 7.1(a).

“Purchaser’s Notice” has the meaning set forth in Section 6.16(c).

“Purchaser’s Required Consents” means the notices to or the Consents of any Person other than a Governmental Authority required by Purchaser to be made or obtained by or on behalf of Purchaser prior to consummation of the Transactions, including the notices and Consents specified in Schedule 1.1C.

“Purchaser’s Required Regulatory Approvals” means the notices to, applications or other filings with or approvals, statements, waivers, authorizations or other Consents of or from any Governmental Authority of competent jurisdiction over any of the Parties (including Purchaser’s retail operations), any other Affiliates of Purchaser, the Project, or the Transactions that are required (a) for Purchaser to consummate the Transactions and to receive authority from the Governmental Authority having jurisdiction over Purchaser’s retail rates to amend its certification and to recover all costs associated with the Transactions in a manner acceptable to Purchaser in its sole discretion (through base rates, fuel adjustment charges, and/or such other rates or charges as may be applied pursuant to a rider or otherwise) pursuant to a finding that the consummation of the Transactions by Purchaser is prudent and in the public interest or such other regulatory treatment as is deemed acceptable to Purchaser in the exercise of its sole and absolute discretion, including those specified in Schedule 1.1D, or (b) to be made or obtained by or on behalf of Purchaser prior to the Closing, including those specified in Schedule 1.1D.

“Real Property” means the Owned Real Property and the Easements.

“Recorded Documents” has the meaning set forth in Section 6.16(a)(ii)(ii).

“Release” shall have the meaning set forth in Environmental Laws, but also shall include any actual or threatened releasing, spilling, leaking, discharging, abandoning, disposing, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the Environment or the Project Site of any Hazardous Substance, including the abandonment or discarding of any Hazardous Substance in barrels, drums, or other containers, into or within the Environment, including the migration of any Hazardous Substance into, under, on, through, or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium, regardless of where such migration originates. The term “Released” shall have a corresponding meaning.

“Remediation” means any action of any kind to address an Environmental Condition or the Release or the presence of Hazardous Substances into or in the Environment at the Project Site or any Off-Site Location, including the following: (i) monitoring, investigation, assessment, treatment, clean-up, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any Permits necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or presence of Hazardous Substances; and (vi) any other activities that are appropriate or required under Environmental Laws to address an Environmental Condition, or the presence or Release of Hazardous Substances in or into the Environment at the Project Site or any other Off-Site Location.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Claims” has the meaning set forth in Section 7.2(a).

“Seller Group” has the meaning set forth in Section 7.2(a).

“Seller Litigation” has the meaning set forth in Section 4.7.

“Seller’s Required Consents” means the notices to or the Consents of any Person other than a Governmental Authority that are required by Seller to be made or obtained by or on behalf of Seller prior to the consummation of the Transactions, including the notices and Consents specified in Part I of Schedule 4.23.

“Seller’s Required Regulatory Approvals” means the notices to, applications or other filings with or Consents of or from any Governmental Authority that are required (i) for Seller and Dynegy to consummate the Transactions, including those specified in Part II of Schedule 4.23 and (ii) by Seller or Dynegy to be made or obtained by or on behalf of Seller prior to the Closing, including those specified in Part II of Schedule 4.23.

“SERC Region” means the North American Electric Reliability Council region served by the members of the Southeastern Electric Reliability Council.

“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Seller or Dynegy, as applicable, after giving effect to the Transactions, determined in accordance with GAAP.

“Statutory Rate” means the combined federal and state Income Tax rate that would be applied to taxable income taking into account, where applicable, the deductibility of either the federal or state Income Tax to compute the Tax liability for either federal or state purposes.

“Survey” has the meaning set forth in Section 6.16(a)(iii)(iii).

“Tangible Personal Property” has the meaning set forth in Section 2.1(c).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

carbon, Btu, fuel, environmental, customs duties, tariff, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property, all Property Tax, and ad valorem tax), personal property, transactional, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including any item for which liability arises as a transferee or secondary liability in respect to any tax (whether imposed by Law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Termination Date” has the meaning set forth in Section 10.1.

“Third Party Claim” means a suit, action, proceeding or claim made or threatened by any Person, other than one made or threatened by a member of the Seller Group or the Purchaser Group (i) for the enforcement of its rights under or relating to this Agreement or (ii) for which a specific remedy is provided under this Agreement. “Third Party Claim” shall include any claim for the costs of conducting Remediation or seeking an Order or demanding that a Person undertake Remediation.

“Title Commitment” has the meaning set forth in Section 6.16(a)(i).

“Title Insurer” has the meaning set forth in Section 8.7.

“Title Objection” has the meaning set forth in Section 6.16(c).

“Title Policy” has the meaning set forth in Section 8.7.

“Tolling Agreement” means the Master Power Purchase and Sale Agreement Confirmation dated as of the Effective Date between Entergy Services, Inc. as agent for the Entergy Operating Companies specified therein and DYPM.

“Transactions” has the meaning set forth in the Recitals.

“Transmission System” means the transmission system of Purchaser, or of any Person succeeding to the ownership or control thereof, including the substation to which the Project is interconnected.

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, real property transfer Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

“Uninsured Loss Amount” has the meaning set forth in Section 6.7(d).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Warranties” has the meaning set forth in Section 2.1(h).

Section 1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes each other gender;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition unless otherwise specified;

(f) any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

(g) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”

(j) reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(k) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by Consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein;

(l) all calculations and computations pursuant to this Agreement shall be carried and rounded to the nearest two (2) decimal places;

(m) reference to any “day,” “month” or “year” shall be to a calendar day, month or year;

(n) this Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same and any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments;

(o) the captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement; and

(p) in the event of any conflict that cannot be reasonably reconciled between the provisions of this Agreement and those of any Exhibit or Schedule, the provisions of this Agreement shall control and prevail.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall (or, if applicable, shall cause its Affiliates to) sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the assets, properties and rights of every kind, nature, character and description, relating to, used, or held for use in the Business or for or at the Project (directly or indirectly, in whole or in part), whether real, personal, or mixed, whether tangible or intangible, whether accrued, contingent, or otherwise, in existence on the Effective Date and any additions thereto on or before the Closing Date, whether or not carried on the books and records of Seller, and wherever located, including all of Seller’s right, title and interest in and to the assets relating to, used, or held for use in the Business or for or at the Project described below, but in each case excluding all Excluded Assets (collectively, the “Purchased Assets”):

(a) All real property owned by Seller, including fee interests, water rights, mineral rights and other owned interests in real property, including the parcels of real property, water rights and other real property rights described in Schedule 2.1(a), and all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the “Owned Real Property”);

(b) All privileges, licenses, rights-of-way, and easements in gross or appurtenant to the Owned Real Property held by Seller or its Affiliates as well as the right, by way of license, right-of-way, easement or the like, to permit access to the Project or locate or operate the Business, including those described in Schedule 2.1(b) (the “Easements”);

(c) All machinery, mobile or otherwise, equipment, vehicles, pumps, fittings, tools, furniture and furnishings, meter equipment, Leased Personal Property, and other tangible movable property located at the Project Site or purchased by Seller or its Affiliates specifically for use or consumption exclusively at the Project that are not Inventory, including assets temporarily off-site for repair or other purposes or being shipped to Seller or the Project Site and including the property listed or described in Schedule 2.1(c) (collectively, the “Tangible Personal Property”);

(d) All Inventory, including the Inventory listed or described in Schedule 2.1(d) (the “Purchased Inventory”);

(e) The Project Contracts listed or described in Schedule 2.1(e) (the “Purchased Project Contracts”) other than those Project Contracts subject to Section 2.2(m);

(f) All Permits, including those listed or described in Schedule 2.1(f) (the “Purchased Permits”), to the extent legally transferable by sale;

(g) All books, records, documents, drawings, reports, data, and safety, instruction and/or maintenance manuals relating to the Purchased Assets, the Project, the Project Site, or the Business, including (i) Environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities; (ii) Permit records and files; emergency, accident, incident, safety and inspection reports and records that are not covered by the attorney-client privilege; (iii) operating, maintenance, and repair logs, data sheets, reports and records; (iv) vendor lists and vendor purchase orders and records; (v) engineering design and construction drawings and plans, including as-built drawings; (vi) blueprints; (vii) specifications; (viii) records, plans, reports, and drawings relating to the Real Property; (ix) any existing drawings in AutoCAD or similar programs, existing OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to Purchaser’s information systems; and (x) the items listed or described in Schedule 2.1(g) (provided that Seller may make and keep additional copies of any of the foregoing, subject to the requirements of Section 6.10(c));

(h) All unexpired warranties, indemnities, and guarantees from manufacturers, contractors, architects, engineers, consultants, suppliers and other third parties, including the warranties and guarantees listed or described in Schedule 2.1(h) (the “Warranties”);

(i) All claims or causes of action against any third parties, including indemnification claims, contribution claims, warranty claims, and claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, other than the claims or causes of action relating to pre-Closing Date periods that are listed or described in Schedule 2.1(i);

(j) All advance payments, prepayments, prepaid expenses, deposits or the like that are listed or described in Schedule 2.1(j) (collectively, the “Prepaid Items”);

(k) All accounts, rights, or allowances involving Emissions Allowances, if any, that have been or will be granted or allocated to, or otherwise associated with, the Project;

(l) All right, title, and interest of Seller or its Affiliates in and to the Interconnection Facilities;

(m) All right, title, and interest of Seller and its Affiliates, if any, in and to the names “Calcasieu Generation Station,” “Calcasieu Generation Facility,” “Calcasieu Power Facility,” “Calcasieu Power Plant,” “Calcasieu Power Station,” and “Calcasieu Plant,” it being understood that Purchaser shall not acquire any right to use the name of Seller or any related or similar trade names, trademarks, service marks, corporate names, corporate logos or any part, derivative or combination thereof;

(n) Subject to Section 2.1(m), patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights, computer programs and other software, know-how, domain names, websites, source and object codes, and all data used by Seller or its Affiliates with respect to the Business or the Project; and

(o) Except for the Excluded Assets, all other assets, properties, rights and interests of Seller of every kind, nature, and description, whether tangible or intangible, real, personal, or mixed, accrued, contingent or otherwise, and wherever situated, relating to, used, or held for use in the Business or for or at the Project, directly or indirectly, in whole or in part, in existence on the Effective Date and, subject to the other terms hereof, any additions thereto on or before the Closing Date, whether or not carried on the books and records of Seller, in each case to the extent now or hereafter located at the Project or owned by Seller.

Section 2.2 Excluded Assets. Nothing in this Agreement shall constitute or be construed as conferring on Purchaser, and Purchaser shall not be entitled or required to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or contracts (the “Excluded Assets”):

(a) Any Tangible Personal Property, Inventory or Prepaid Items to the extent consumed or disposed of prior to the Closing, in each case in the ordinary course of the conduct of the Business consistent with past practice and the provisions of this Agreement, including Section 6.4;

(b) Any of the assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Seller that are listed or described in Schedule 2.2(b);

(c) All of the rights and interests, and all of the liabilities and obligations, of Seller in, to, under or pursuant to any Project Contract listed or described in Schedule 2.2(c) (collectively, the “Excluded Project Contracts”);

(d) The rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, (i) any Employee Pension Benefit Plan or Employee Welfare Benefit Plan or other Employee or benefit records, (ii) any other severance pay, stay pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement or early retirement, pension, profit sharing, deferred compensation, welfare, vacation/holiday plans, contracts, programs, funds or similar arrangements, and (iii) all other employee fringe or other benefit plans, contracts, programs, funds or similar arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic adopted, maintained, sponsored, contributed to or made available for the benefit of Employees or former Employees and/or with respect to which Seller or any Affiliate of Seller or any Predecessor-in-Interest has any ongoing obligation or actual or potential ongoing liability whatsoever (all of the above being hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans”), and in particular, but without limitation, neither Purchaser nor any of its Affiliates shall be deemed to have assumed any Employee Plan by reason of any provision of this Agreement;

(e) Except to the extent they constitute Purchased Assets under Section 2.1(g) or otherwise hereunder, books and records of Seller, including Seller’s minute books, limited liability company interest books, ledger and company seal;

(f) Cash, cash equivalents, bank deposits, accounts and notes receivable, trade or otherwise, including any posted collateral, advance payments, prepayments, prepaid expenses, deposits or the like, other than the Prepaid Items;

(g) Rights of Seller arising under this Agreement or any instrument or document executed and delivered pursuant to the terms hereof;

(h) The right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller to the extent received by Purchaser within one year of the Closing;

(i) All refunds or credits, if any, of Taxes due to or from Seller to the extent provided hereunder;

(j) All rights, title, and interest in any transmission credits or claims in respect thereof arising under the Interconnection Agreement or as a result of the sale, conveyance or transfer of the Interconnection Facilities to Purchaser, including Seller’s rights, if any, under Section 206 of the Federal Power Act and pursuant to FERC’s rules, policies, and regulations promulgated thereunder with respect to the classification of upgrades and any associated recovery of transmission credits pursuant to the Interconnection Agreement;

(k) The Third-Party Claims relating to pre-Closing Date periods that are listed or described in Schedule 2.1(i);

(l) Any contract, agreement, arrangement or commitment of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like (collectively, the “Intercompany Arrangements”); and

(m) Any Project Contracts listed or described in Parts B, C, or D of Schedule 2.1(e) that Purchaser, in a writing or writings delivered to Seller at least sixty (60) days prior to the Closing Date, identifies as not desired by Purchaser to be included within, or to constitute a part of, the Purchased Assets. No designation by Purchaser of any asset as an Excluded Asset pursuant to subsections (b), (c), or (m) of this Section 2.2 shall serve to reduce the Purchase Price.

Section 2.3 Assumption of Liabilities. Upon the Closing, Purchaser shall assume, and shall thereafter pay, perform and discharge as and when due, (i) all liabilities and obligations under the Purchased Project Contracts (other than obligations or liabilities prorated to Seller under Section 3.4), solely to the extent allocable to any period after the Closing Date and not resulting from any breach, default, waiver, or extension by Seller or its Affiliates, and (ii) all obligations and liabilities prorated to Purchaser under Section 3.4 (collectively, the “Assumed Liabilities”).

Section 2.4 Excluded Liabilities. Except for Assumed Liabilities, Seller shall retain, and Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable with respect to, any liabilities or obligations of Seller, any Affiliate of Seller or any of their respective present or former owners or operators, whether or not of, associated with, or arising from, any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown (collectively, the “Excluded Liabilities”), including the following:

(a) Any liabilities or obligations relating to, based in whole or in part on events, circumstances or conditions, including Environmental Conditions, Environmental Liabilities, or Environmental Claims, occurring or existing in connection with, or arising out of, the Business as operated on or prior to the Closing Date, or the development, design, engineering, procurement, construction, installation, ownership, possession, use, operation, repair or maintenance of the Project or any of the Purchased Assets, including the Project Site, on or before the Closing Date, or the sale or other disposition on or prior to the Closing Date of any capacity of or energy from the Project or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business);

(b) Any liabilities or obligations of Seller to the extent relating to any Excluded Assets or other assets which are not Purchased Assets and the ownership, operation and conduct of any business in connection therewith or therefrom, including any amounts due from Seller under or arising from (i) any Project Contracts other than the Purchased Project Contracts, (ii) any Intercompany Arrangements, (iii) any liability or obligation of Seller as a guarantor of or provider of credit support with respect to a liability or obligation of another or as an indemnitor under a Contract in which Seller or an Affiliate of Seller has sold or otherwise conveyed rights or assets to another Person prior to the Closing, or (iv) Seller’s obligations under this Agreement, any Ancillary Agreement or any document or instrument executed in connection herewith or therewith;

(c) Any liabilities or obligations of Seller in respect of costs determined to be the responsibility of Seller under Section 3.4, any Taxes for which Seller is liable under Section 6.6 and any Taxes attributable to the purchase, sale, ownership, operation or use of any of the Purchased Assets on or prior to the Closing Date (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business), except for Taxes for which Purchaser is liable pursuant to Section 3.4 or Section 6.6;

(d) Any liabilities or obligations arising on or prior to the Closing Date from the breach by Seller of, default by Seller under or waiver or extension given by or to Seller with respect to the performance of any term, covenant or provision of any of the Purchased Project Contracts that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach, default, waiver or extension;

(e) Any liabilities or obligations, including fines, penalties or costs imposed by a Governmental Authority and the costs of any associated defense or response, with respect to any of the Purchased Assets or any Employee or former Employee resulting from (i) an investigation, claim, action, proceeding, request for information or inspection before or by a Governmental Authority, whether pending or commencing on, prior to or after the Closing Date (and including Environmental Claims), to the extent based on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Seller or any of its Affiliates or any Predecessor-in-Interest, or the design, engineering, construction, procurement, installation, ownership, possession, use, operation, repair, maintenance, sale or other disposition on or prior to the Closing Date of any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business), or actions taken or omissions to act made on or prior to the Closing Date, or (ii) violations of applicable Law, including Environmental Law, or illegal acts of Seller or any of Seller’s Affiliates;

(f) Any liabilities or obligations of Seller or any of its Affiliates, or their respective directors, officers, members, shareholders, agents or representatives, arising out of, or relating to, this Agreement, any of the Ancillary Agreements or any of the Transactions, whether incurred prior to, on or after the Closing Date, including any and all finder’s or broker’s fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals or advisors retained by or on behalf of Seller or any of its Affiliates;

(g) Any liabilities or obligations relating to any Employee, former Employee or other Person, or to any spouse, children, other dependents or beneficiaries of any such Person or any successor-in-interest to any such Person, with respect to incidents, events, exposures or circumstances occurring at any time during, or otherwise accruing with respect to, the period or periods prior to the Closing or the period or periods of such Person’s employment by Seller or any of its Affiliates or any Predecessor-in-Interest, in each case whenever any claims arising therefrom or relating thereto mature or are asserted, including all liabilities and obligations arising (i) under or related to any Employee Plan, (ii) under or arising from any claim by any Employees or former Employees for compensation, severance benefits, any other benefit claims under any Employee Plans or applicable Laws, vacation pay, continuation coverage, expenses or any similar type claims arising from employment prior to the Closing or as a result of the consummation of the Transactions, (iii) under any employment, wage and hour restriction, equal employment opportunity, affirmative action, discrimination, retaliation, tort, plant closing/mass lay off, or immigration and naturalization Law or any Law relating to employee benefits, employment discrimination, leave, accommodation, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, unemployment, privacy, medical privacy, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA, (iv) under any collective bargaining agreement, collective bargaining or labor relations Law, or Contract with a labor organization or employee representative, (v) under any Contract concerning or relating to Employees, former Employees or other Persons performing work or services for the direct or indirect benefit of the Project or the Business, or (vi) in connection with any workers’ compensation or any other employee health, accident, disability or safety claims; but excluding, however, all such liabilities and obligations arising from the actions of Purchaser Group with respect to Employees contacted by Purchaser Group for hiring before Closing or arising after Closing with respect to Employees hired by Purchaser;

(h) Any liabilities or obligations relating to any action (including any actions taken in connection with the consummation of the Transactions) which could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, occurring on or prior to the Closing Date, which any Employee or former Employee with respect to the Project may suffer or may be deemed to suffer;

(i) Any liabilities or obligations incurred by any member of the Seller Group after the Closing Date;

(j) Any liabilities or obligations of Seller representing indebtedness for money borrowed (and any refinancing thereof);

(k) Any liabilities or obligations of Seller incurred in connection with its obtaining any Consent relating to the sale, conveyance, assignment, transfer or delivery of the Purchased Assets to Purchaser or the consummation of the Transactions hereunder;

(l) Any liabilities or obligations in respect of the claims set forth in the pending lawsuits or other proceedings set forth (or that should have been set forth) in Schedule 4.7;

(m) Without limiting the generality of the Excluded Liabilities, any liabilities or obligations of Seller for Third Party Claims arising out of events, circumstances, or conditions occurring prior to the Closing, unless and except to the extent they are expressly designated as Assumed Liabilities;

(n) Any liabilities relating to Permitted Encumbrances (including any cost or expense relating to the removal of the same) relating to any pre-Closing period, other than Permitted Encumbrances arising under subsection (iv) of the definition thereof; and

(o) Any liabilities or obligations which would be Assumed Liabilities but for other express provisions of this Agreement providing for their retention by Seller and such other liabilities and obligations, if any, which would otherwise be Assumed Liabilities but which are identified on Schedule 2.4(o).

ARTICLE 3

CLOSING; PURCHASE PRICE

Section 3.1 Closing. Subject to the terms and conditions hereof, the consummation of the Transactions (the “Closing”) shall take place at the Houston office of Locke Liddell & Sapp LLP, at 10:00 a.m. local time, on a mutually acceptable date within ten (10) Business Days following the date on which the conditions set forth in Article 8 and Article 9, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes immediately upon receipt of the Purchase Price by the Seller on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following shall occur:

(a) Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser the following:

(i) instruments of transfer and conveyance, properly executed and acknowledged by Seller in such customary form as is reasonably acceptable to both Seller and Purchaser, that are necessary to transfer to and vest in Purchaser all of Seller’s right, title and interest in and to the Purchased Assets or which may otherwise be required by the Title Insurer, including:

(A) the Bill of Sale;

(B) the Assignment and Assumption Agreements; and

(C) the Deed;

(ii) Seller’s affidavit and gap indemnity agreement in the form of those attached hereto as Exhibit D, properly executed by Seller;1

(iii) a certificate and affidavit of non-foreign status of Seller pursuant to Section 1445 of the Code, properly executed by Seller (or Seller’s tax parent Affiliate, as applicable);

(iv) those documents required to be delivered to Purchaser by Seller pursuant to Article 8 or in accordance with the provisions of any Ancillary Agreement;

(v) all Consents obtained by Seller with respect to the sale and purchase of the Purchased Assets, including those with respect to the transfer of any Purchased Project Contract or Purchased Permit or the consummation of the Transactions;

(vi) evidence, in form and substance reasonably satisfactory to Purchaser, demonstrating that Seller has obtained Seller’s Required Regulatory Approvals and Seller’s Required Consents; and

[1]	Revisions acceptable if documents can be agreed with Title Insurer prior to execution. Otherwise, original language must be reinserted.

(vii) any other documents or instruments reasonably required by Purchaser to consummate the Transactions and reasonably requested of Seller prior to the Closing Date.

(b) Purchaser shall execute, or cause to be executed, to the extent required, and deliver, or cause to be delivered, to Seller the following:

(i) the Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date;

(ii) the Assignment and Assumption Agreement;

(iii) those documents required to be delivered to Seller by Purchaser pursuant to Article 9 or in accordance with the provisions of any Ancillary Agreement;

(iv) evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Purchaser has obtained Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents; and

(v) any other documents or instruments reasonably required by Seller to consummate the Transactions and reasonably requested of Purchaser prior to the Closing Date.

(c) Subject to the occurrence of and contemporaneously with the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such of the Ancillary Agreements which such Party is required to execute and deliver, or cause to be executed and delivered, as applicable, at or upon the Closing and which such Party has not previously executed and delivered, or caused to be executed and delivered, as applicable.

Section 3.2 Base Purchase Price. The base purchase price for the Purchased Assets being sold shall be $56,500,000 (such price on the Closing Date being referred to as the “Base Purchase Price”).

Section 3.3 Adjustments to Base Purchase Price. The Base Purchase Price shall be subject to such adjustments as are specified in this Section 3.3 (the Base Purchase Price as so adjusted is herein referred to as the “Purchase Price”).

(a) The Base Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.4.

(b) At Purchaser’s sole option, the Base Purchase Price shall be decreased by an amount equal to one hundred percent (100%) of the estimated cost (as determined pursuant to the following sentence) for Purchaser to undertake and complete, in accordance with all Environmental Laws and in a manner reasonably satisfactory to Purchaser, any Remediation as and to the extent required to be undertaken or initiated wholly or in part by Seller pursuant to Section 6.5(f), including any additional work required by Environmental Laws and arising during the performance of any such Remediation, to the extent such Remediation shall not have been undertaken or completed in compliance with all Environmental Laws and paid for by Seller prior to the Closing. The estimated costs of any such Remediation shall be reasonably determined by a qualified professional consultant selected by Purchaser, but reasonably acceptable to Seller; provided, however, that the costs for any such Remediation undertaken by Purchaser and for which Purchaser receives the Base Purchase Price reduction herein shall not be subject to the indemnification provided for by Section 7.1(a) to the extent of such Base Purchase Price reduction that Purchaser receives.

Section 3.4 Prorations.

(a) Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the prepaid items (excluding all Taxes other than Property Taxes) incurred by Seller prior to the Closing Date but on account of periods both prior to and following the Closing Date, that were incurred in the ordinary course of the conduct of the Business and operation of the Project consistent with past practice and the provisions of this Agreement, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Project Contracts or this Agreement, with Seller liable to the extent such items relate to any time periods (Tax year periods for Property Tax) ending on or prior to the Closing Date, and Purchaser liable to the extent such items relate to periods (Tax year periods for Property Tax) after the Closing (measured in the same units used to compute the item in question and otherwise measured by calendar days), provided that, notwithstanding anything to the contrary herein, Purchaser shall not pay any amount under this Section 3.4 that constitutes an Excluded Liability.

(b) In connection with the prorations referred to in Section 3.4(a), in the event that actual figures are not available at the Closing Date, the proration shall be based upon the applicable amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within thirty (30) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

Section 3.5 Allocation of Purchase Price. The Parties shall use reasonable efforts to jointly prepare and agree upon allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 within 90 days after the Purchase Price has been determined (“Final Allocation”). The Parties will, at their own cost, file Internal Revenue Service Form 8594 and all other Tax Returns, consistently with the allocation of the Purchase Price and the Assumed Liabilities to the Purchased Assets as provided in accordance with this Section 3.5. Each Party agrees promptly to provide the other with any additional information and reasonable assistance required to complete Form 8594, if necessary, or to compute Taxes arising in connection with (or otherwise affected by) the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Dynegy each represent and warrant to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1 Organization and Existence. Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, use, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in Louisiana and all other jurisdictions, if any, in which Seller is conducting activities related to the Business. Dynegy is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Execution, Delivery and Enforceability. Seller and Dynegy have all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements to which either of them is or becomes a party and to consummate the Transactions. The execution and delivery by Seller and Dynegy of this Agreement and of the Ancillary Agreements to which either of them is or becomes a party, the performance by Seller and Dynegy of their obligations hereunder and thereunder and the consummation by Seller and Dynegy of the Transactions, have been duly and validly authorized by all necessary corporate action required on the part of Seller and Dynegy and no other acts, approvals or corporate or limited liability company proceedings on its part or on the part of the holders of any of its equity or debt securities or any other Person are necessary to authorize the same. Assuming the due authorization, execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which Seller or Dynegy is or becomes a party when executed and delivered by it shall constitute, the valid and legally binding obligations of Seller or Dynegy, as applicable, enforceable against it in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Section 4.3 No Violation. Subject to Seller obtaining Seller’s Required Consents and Seller’s Required Regulatory Approvals, and except for compliance with the requirements of the HSR Act, neither the execution and delivery by Seller and Dynegy of this Agreement or any of the Ancillary Agreements to which either of them is or becomes a party, nor Seller’s or Dynegy’s performance or compliance with any provision hereof or thereof, nor Seller’s or Dynegy’s consummation of the Transactions will:

(a) violate, or conflict with, or result in a breach of, any provisions of the organizational documents of Seller or Dynegy;

(b) result in a default (or give rise to any right, including any right of termination, purchase, first refusal, cancellation, acceleration or guaranteed payment, or a loss of rights) under, or conflict with, or result in a breach of, any of the material terms, conditions or provisions of any Project Contract or any note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Seller or Dynegy is a party or by which Seller, Dynegy, or any of the Purchased Assets is bound;

(c) violate, conflict with or result in a breach of any Law, Order or Permit applicable to Seller, Dynegy, or the Purchased Assets; or

(d) require the Consent of, the declaration, filing or registration with or notice to, or an Order from any Person.

Section 4.4 Compliance with Laws. Except as set forth in Schedule 4.4, neither Seller nor Dynegy is and neither shall be (by virtue of any past or present action, omission to act, Project Contract or any occurrence or state of facts whatsoever) in material violation of, and to Seller’s Knowledge is not under investigation or threatened to be under investigation with respect to, any Law, Permit or Order applicable to Seller, the Project, the Project Site, or the conduct of the Business.

Section 4.5 Permits. Schedule 2.1(f) and Schedule 4.15(c) set forth all Permits required by Law for the Project or the Project Site or for the ownership, lease, use and operation of the Purchased Assets, the Project and the Project Site, as currently operated by Seller, and the lawful conduct of the Business. To Seller’s Knowledge, each Purchased Permit and Environmental Permit is held by Seller and is valid and in full force and effect and, to Seller’s Knowledge, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation, suspension, limitation or termination of any Purchased Permit or Environmental Permit, and, to Seller’s Knowledge, there is no condition, circumstance or issue that represents any impediment to obtaining the prompt renewal, extension or transfer in connection with the Transactions of any Purchased Permit or Environmental Permit with an associated cost not in excess of standard renewal, extension or transfer fees. Seller has no planned changes to the Project or the Project Site, including any power uprate, which requires modification of any Purchased Permit or Environmental Permit that has not yet been obtained. Except as set forth in Part I of Schedule 4.5, to Seller’s Knowledge, Seller is in compliance with the Purchased Permits and all of its obligations with respect thereto. Except as set forth in Part II of Schedule 4.5, Seller to its Knowledge held at the time required all Permits required by Law (excluding Environmental Permits) necessary for the ownership, lease, operation, or use of the Project or the Project Site or the conduct of the Business, as then operated or conducted by Seller.

Section 4.6 Bankruptcy and Insolvency Matters. Neither Seller nor Dynegy is Bankrupt and there are no claims or proceedings pending or being contemplated by either of them or, to Seller’s Knowledge, threatened against either of them which could reasonably be expected to result in it being or, after giving effect to the consummation of the Transactions, becoming Bankrupt. After giving effect to the consummation of the Transactions, the Fair Value and Present Fair Salable Value of the assets of each of Seller and Dynegy exceed their respective Stated Liabilities and Identified Contingent Liabilities, and the capital of each of Seller and Dynegy shall not be impaired. Each of Seller and Dynegy, after giving effect to the consummation of the Transactions, (i) has sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become payable, (ii) will not be insolvent, (iii) will not be left with unreasonably small capital, and (iv) will not have incurred debts beyond its ability to pay such debts as they mature or otherwise become payable.

Section 4.7 Litigation. Except as set forth in Schedule 4.7, there is no claim, action, proceeding or investigation pending or, to Seller’s Knowledge, threatened against or involving (i) Seller or Dynegy or any of its Affiliates before any arbitrator or Governmental Authority, or any Order of any arbitrator or Governmental Authority binding on Seller or any of its Affiliates (collectively, “Seller Litigation”), or (ii) any Employee Plan (or any fiduciary of any Employee Plan) before any arbitrator or Governmental Authority, or any Order of any arbitrator or Governmental Authority binding on any Employee Plan (or any fiduciary of any Employee Plan) in any way relating to the Project, the Business or the Purchased Assets (collectively, “Employee Plan Litigation”) that, individually or in the aggregate, at any time could reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance by Seller of Seller’s obligations under this Agreement or any of the Ancillary Agreements to which Seller is or becomes a party, or the consummation of the Transactions, (b) a claim against Purchaser or any or its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements to which Seller is or becomes a party, or the consummation of the Transactions, (c) a material delay in or material impairment of Seller’s performance of its obligations under this Agreement or any of the Ancillary Agreements to which Seller is or becomes a party or a material impairment of the authority, right or ability of Seller to consummate the Transactions, (d) a Material Adverse Effect, or (e) the creation of a Purchased Asset. There is no Order enjoining Seller from engaging in or continuing any conduct or practice, or requiring Seller to take any action, in connection with the Business or the Project, and neither Seller nor any of its Affiliates is subject to any outstanding Order specifically relating to the Purchased Assets or the Employees or former Employees, other than Orders of general applicability to participants in the electric power industry.

Section 4.8 Project Contract Matters.

(a) Except for (i) this Agreement, (ii) as of the Closing Date, any Ancillary Agreement, (iii) any Purchased Project Contracts, and (iv) the Excluded Project Contracts, there are no Project Contracts.

(b) Except as set forth in Part I of Schedule 4.8, Seller has performed all obligations to be performed by it and has observed all terms required to be observed by it under the Purchased Project Contracts and no default, event or condition that, with notice or lapse of time or both, would constitute a default, has occurred or exists under any of the Project Contracts, except for such defaults, events or conditions as to which requisite waivers have been obtained.

(c) Except as set forth in Part II of Schedule 4.8, no Purchased Project Contract contains any requirement with which there is a reasonable likelihood that Seller or, to the Knowledge of Seller, any other party thereto will be unable to comply.

(d) Each Purchased Project Contract constitutes the valid and binding obligation of Seller and, to the knowledge of Seller, the other parties thereto, is in full force and effect and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

(e) Seller has provided complete and accurate copies of all Purchased Project Contracts to Purchaser.

(f) Seller has obtained all required Consents necessary to transfer, assign, or otherwise convey the Purchased Project Contracts to Purchaser as valid and binding contracts.

Section 4.9 Tangible Personal Property and Inventory. Schedule 2.1(c) and Schedule 2.1(d) collectively set forth a complete and accurate description of each material item of Tangible Personal Property and Inventory included in the Purchased Assets, including all those with a book value of $10,000 or greater, owned in whole or in part by Seller. Seller has, and shall convey to Purchaser at the Closing, good and valid title to the Tangible Personal Property and Inventory, free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.10 Owned Real Property; Easements.

(a) Schedule 2.1(a) sets forth a complete and accurate description of each item of the Owned Real Property. Schedule 2.1(b) sets forth a complete and accurate description of the Easements. The legal description for each parcel of Owned Real Property contained in the deed thereof describes the property fully and accurately. All parcels comprising the Owned Real Property are contiguous. Seller has, and shall convey to Purchaser at the Closing, (i) with respect to the Owned Real Property, good, marketable and insurable (at ordinary rates) fee simple absolute title of record in all of the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) with respect to the Easements, good, marketable and insurable title in its rights as grantee, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) True and correct copies of the deeds (and other documents of conveyance whereby the property was transferred to Seller), the existing title insurance policies, documents referenced in such policies and current as-built surveys related to the Real Property have been made available to Purchaser. Seller is in possession of all Real Property. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or Easements or any portion thereof or interest therein, and there are no tenants or other parties in possession of the Owned Real Property or Easements.

(c) Except as set forth in Schedule 4.10, there are no proceedings pending or, to the Knowledge of Seller, threatened for the condemnation of, or for the reduction of (or any contemplated increase in) the assessed valuation of, the Purchased Assets.

(d) All of the Easements are valid, binding and in full force and effect and any amounts due and payable thereon to date have been paid or have been fully accrued in the books and records of Seller, as applicable. Except as set forth on Schedule 4.10, none of the Easements requires any Consent of the grantor to the sale, conveyance, assignment, transfer or delivery thereof to Purchaser. There exists no default, event or condition which, with notice or lapse of time, or both, would constitute a default by Seller under any Easement or, to the Knowledge of Seller, by any grantor of any Easement.

(e) With respect to any pipelines or transmission lines owned by Seller and serving the Project, (i) the entire and continuous length of each of these pipeline or transmission line systems necessary for the conduct of the Business is covered by recorded Easements in favor of Seller (or its predecessors in title and their successors and assigns) or is otherwise located on the Project Site, (ii) the Easements grant Seller (or its predecessors in title and their successors and assigns) the right to construct, operate, and maintain each of the pipeline and transmission systems owned by Seller in, over, under, and across the real property covered thereby, and (iii) each of these pipeline or transmission line systems is located within the confines of the contiguous Project Site and does not encroach upon any adjoining real property. Transmission lines that are to be transferred to Purchaser pursuant to the Interconnection Transfer Agreement shall not be included in this subsection.

(f) Seller has adequate rights of ingress and egress with respect to the Real Property and all buildings, structures, facilities, fixtures and other improvements thereon.

(g) To Seller’s Knowledge, none of the Real Property, buildings, structures, facilities, fixtures or other improvements, or the conduct of the Business, contravenes or violates any building or zoning Laws applicable to the Real Property, or any administrative, occupational safety and health or other Law applicable to the Real Property (whether or not permitted on the basis of prior nonconforming use, waiver or variance), and none of the Real Property serves any adjoining or other real property for any purpose or is subject to any restrictions relating to flood zoning.

(h) No Governmental Authority having the power of eminent domain over the Real Property has commenced or, to Seller’s Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

Section 4.11 Leased Real Property and Personal Property. No real property is leased by Seller. Schedule 4.11 sets forth a complete and accurate description of each item of Tangible Personal Property leased to Seller (the “Leased Personal Property”). Seller has, and shall convey to Purchaser at the Closing, good and valid leasehold interests in the Leased Personal Property, and after the Closing Purchaser shall have the right to quiet enjoyment of all the Leased Personal Property for the full term of each such lease (unless due to its conduct after the Closing Purchaser waives or loses such right). There exists no default or event or condition which, with notice or lapse of time, or both, would constitute a default by Seller under any lease of Leased Personal Property or, to Seller’s Knowledge by any counterparty to such lease. All rentals and other payments due under any document creating a leasehold interest in Leased Personal Property have been paid in full. No option has been exercised under any leasehold interest in Leased Personal Property except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been made available to Purchaser. None of the documents creating a leasehold interest in Leased Personal Property require any Consent of the counterparty of such document to the assignment thereof to Purchaser. The leasehold interest of Seller in Leased Personal Property is not subject or subordinate to any Encumbrance, except Permitted Encumbrances. The Leased Personal Property is in good working condition, subject only to normal maintenance requirements and wear and tear.

Section 4.12 Condition of Purchased Assets.

(a) Except as set forth in Schedule 4.12, all of the Tangible Personal Property and Purchased Inventory is in good operating condition and repair, subject only to ordinary wear and tear, has been maintained by Seller since December 5, 2006 in accordance with Good Utility Practices, is suitable for immediate use in the manner intended in the ordinary course of business, conforms to all applicable Laws relating to their construction, ownership, use, and operation. Except as set forth in Schedule 4.12, to Seller’s Knowledge, none of the Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. No equipment or other tangible assets or properties included in the Purchased Assets is owned by any Person other than Seller except for the Leased Personal Property.

(b) Except for Fuel and the Excluded Assets listed on Schedule 2.2(b), the Purchased Assets constitute all of the assets, properties, rights (including any real property and intellectual property rights), Consents and interests necessary for the use, operation and maintenance of the Project on the Closing Date consistent with Good Utility Practices. As of the Closing Date, there have been no material changes in the operation of the Project since December 5, 2006.

(c) As of the Closing Date, no Affiliate of Seller owns an interest in the Purchased Assets (other than indirectly through such Affiliate’s ownership interest in Seller), other than Affiliates of Seller who are transferring such Purchased Assets to Purchaser pursuant to Assignment and Assumption Agreements.

Section 4.13 Intellectual Property. Any and all Intellectual Property Rights (other than rights as licensee under software license agreements) owned by Seller or its Affiliates and used in connection with the Business or the Project are set forth in Part I of Schedule 4.13. Except as set forth in Part II of Schedule 4.13: (i) Seller owns, free and clear of all Encumbrances, except Permitted Encumbrances, or, pursuant to the terms of the Purchased Project Contracts listed in Part III of Schedule 4.13, otherwise possesses all Intellectual Property Rights necessary to use all intellectual property (e.g., patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, domain names, websites, source and object codes, databases and tangible or intangible proprietary information or materials) currently employed in operation of the Business or the Project, in the manner intended and as they are currently used or authorized to be used by or for Seller in connection with the Business or the Project, and (ii) Seller’s Intellectual Property Rights and the business and activities of Seller and its Affiliates related to the Business or the Project, including the obligations in this Agreement, do not conflict with or infringe upon any valid Intellectual Property Right of any other Person. No Person has notified Seller or its Affiliates that Seller’s or its Affiliate’s use of Intellectual Property Rights infringes on or violates the rights of any Person and, to Seller’s Knowledge, no Person is infringing on any right of Seller with respect to its Intellectual Property Rights used in connection with the Business or the Project. All Intellectual Property Rights set forth in Part III of Schedule 4.13 consist of license and similar rights from third parties who are not Affiliates of Seller. Subject to receipt of the counterparty consents described in Part I of Schedule 4.23, Seller has the right to provide and transfer to Purchaser for Purchaser’s use in connection with the Business and the Project all of the items described in Part III of Schedule 4.13 and Section 2.1(n).

Section 4.14 Brokers. No agent, broker, finder, investment or commercial banker, or any other Person is, has earned or will be entitled to any broker’s, finder’s or similar fee, commission or payment arising in connection with this Agreement or any of the Transactions as a result of any agreement, commitment or action by Seller or any Affiliate thereof.

Section 4.15 Environmental Matters.

(a) Except as set forth in Part I of Schedule 4.15(a), during the period of Seller’s ownership or control of the Project or the Project Site: (i) the Project and the Project Site are and have been in compliance with applicable Environmental Laws, including Laws requiring Seller or others to obtain, maintain, and comply with Environmental Permits and Laws relating to the generation, transportation, use, storage, treatment, disposal, handling and management of Hazardous Substances; (ii) no Environmental Conditions exist or have existed and no Hazardous Substance has been Released by the Project or at, on, or under the Project Site (other than at, on or under the Easements, except to the extent that an Environmental Condition at, on or under the Easements resulted from actions or inactions of any member of the Seller Group), including into the Environment at the Project Site, and, to Seller’s Knowledge, no Hazardous Substance has migrated onto the Project Site, except in compliance with all Environmental Laws or as have been Remediated to the satisfaction of relevant Government Authorities and in compliance with all Environmental Laws (which Remediated conditions are described in Part II of Schedule 4.15(a)); (iii) no above-ground storage tanks, underground storage tanks or other storage or process tanks are or have been owned, operated, leased or used at the Project Site (excluding the Easements unless such tanks were owned, operated, leased or used by Seller or its Affiliates); (iv) the Project and the Project Site do not and have not contained asbestos or asbestos-containing material, polychlorinated biphenyls or equipment containing the foregoing, regulated concentrations of lead or lead-based paint, or urea formaldehyde foam insulation; (v) Seller has not sought or obtained, and to Seller’s Knowledge no other Person has sought or obtained, environmental insurance with respect to the Project or the Project Site; (vi) no Encumbrance under any Environmental Law exists or has been imposed or, to the Knowledge of Seller, threatened to be imposed by any Governmental Authority on the Project or the Project Site and, to Seller’s Knowledge, there are no facts, circumstances, or conditions that are otherwise reasonably likely to restrict, encumber or result in the imposition of any Encumbrance under any Environmental Laws with respect to the ownership, occupancy, or use of the Project or the Project Site; and (vii) no Hazardous Substance has ever been transported from the Project Site, including to an Off-Site Location, except in compliance with all Environmental Laws.

(b) Except as set forth in Part I of Schedule 4.15(b), to Seller’s Knowledge, during the period prior to Seller’s ownership or control of the Project or the Project Site: (i) the Project and the Project Site were at all times in compliance in all material respects with applicable Environmental Laws, including Laws requiring any Person to obtain, maintain, and comply with Environmental Permits and Laws relating to the generation, transportation, use, storage, treatment, disposal, handling and management of Hazardous Substances; (ii) no Environmental Conditions have existed and no Hazardous Substance has been Released by the Project or at, on, or under the Project Site, including into the Environment at the Project Site and no Hazardous Substance migrated onto the Project Site, except in compliance with all Environmental Laws or as have been Remediated to the satisfaction of relevant Government Authorities and in compliance with all Environmental Laws (which Remediated conditions are described in Part II of Schedule 4.15(b)); (iii) no above-ground storage tanks, underground storage tanks or other storage or process tanks have ever been owned, operated, leased or used at the Project Site; (iv) the Project and the Project Site have never contained asbestos or asbestos-containing material, polychlorinated biphenyls or equipment containing the foregoing, regulated concentrations of lead or lead-based paint, or urea formaldehyde foam insulation, (v) no Person has sought or obtained, environmental insurance with respect to the Project or the Project Site; (vi) no lien, restriction or limitation or other Encumbrance respecting the ownership, occupancy, or use of the Project or Project Site under Environmental Laws has ever been imposed or threatened to be imposed by any Governmental Authority; and (vii) no Hazardous Substance has ever been transported from the Project Site, including to an Off-Site Location, except in compliance with all Environmental Laws.

(c) Schedule 4.15(c) sets forth a list of all Environmental Permits obtained and maintained by Seller with respect to the Project or the Project Site during the period of Seller’s ownership or control of the Project or the Project Site, as well as any pending applications for new Environmental Permits and any pending applications for renewal, extension, or modification of the Project Site. All such Environmental Permits are in full force and effect and are sufficient to authorize the construction, operation, and current and anticipated future use of the Project and the Project Site. To Seller’s Knowledge, there are no facts, conditions, circumstances, or issues that represent an impediment to, or that would entail greater than ordinary costs to obtain, the prompt renewal, extension, planned modification, or transfer of any such Environmental Permits. Seller has no planned changes to the Project or the Project Site, including any power uprate, which would require a new Environmental Permit or any yet-to-be-obtained modification or amendment of any existing Environmental Permit.

(d) Except as disclosed in Schedule 4.15(d): (i) the Purchased Assets, the Project and the Project Site are not and have not been the subject of any pending or, to Seller’s Knowledge, threatened, Environmental Claims; (ii) to Seller’s Knowledge, neither Seller nor any other Person has any Environmental Liabilities relating in any way to the Purchased Assets, the Project or the Project Site; (iii) Seller has no Knowledge of or any reason to anticipate that any of the foregoing will occur or arise after the Closing Date; and (iv) to Seller’s Knowledge, (A) Seller has disclosed to Purchaser all Environmental Claims or Environmental Liabilities with respect to the Project or the Project Site and (B) no circumstances or conditions which reasonably could give rise to an Environmental Claim or Environmental Liability with respect to the Project or Project Site exist.

(e) Seller and Dynegy have provided to Purchaser any and all Environmental Reports and all information, including true and complete copies of all documents, correspondence, records and data relating to any Environmental Condition, Environmental Claim, or Environmental Liability at or relating to the Purchased Assets, the Project or the Project Site, that are within the possession or control of Seller or Dynegy, whether generated by Seller, Dynegy, or others and Schedule 4.15(e) sets forth a complete list of all Environmental Reports.

Section 4.16 Tax Matters.

(a) Seller or an Affiliate of Seller has prepared in good faith and duly and timely filed or caused to be duly and timely filed all Tax Returns relating to the Business and the Purchased Assets and required to be filed by Seller or any of its Affiliates with any

Governmental Authority, which Tax Returns are true, correct and complete in all material respects, and has paid in full all Taxes whether or not shown as due on such Tax Returns that it is required to have paid.

(b) With respect to all amounts in respect of Taxes imposed with respect to the Purchased Assets or for which Seller is or could be liable, whether to Tax authorities (as, for example, under Law) or to other entities (as, for example, under Tax allocation agreements or partnership agreements) with respect to all taxable periods (or portions thereof) ending on or before Closing Date, all applicable Tax Laws and agreements have been complied with in all material respects, and all such amounts required to be paid by Seller to Tax authorities or others have been paid.

(c) Neither Seller nor any of its Affiliates is a party to any action or proceeding, nor, to Seller’s Knowledge, is any such action or proceeding contemplated or threatened, for the assessment or collection of any Taxes specifically relating to the Business or the Purchased Assets, and no deficiency notices or reports have been received by Seller or any of its Affiliates in respect of any Tax relating to the Business or the Purchased Assets that have not been settled with and paid to the relevant Tax authorities.

(d) (i) Other than as set forth in Part I of Schedule 4.16, no Tax Returns of Seller or any of its Affiliates relating to the Business or the Purchased Assets are under examination by the Internal Revenue Service or other relevant Governmental Authority and, except to the extent shown therein, all deficiencies asserted as a result of any such examinations have been paid or finally settled, and no issue has been raised by the Internal Revenue Service or other relevant Governmental Authority in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency materially different for any other taxable period not so examined or (ii) the period for assessment of the Taxes in respect of each such Tax return was required to be filed (taking into account any and all applicable extensions and waivers) has expired.

(e) Except as set forth in Part II of Schedule 4.16, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any taxable period.

Section 4.17 Employee Matters.

(a) All of the Employees are employees of Seller. Seller has provided to Purchaser true, accurate, and complete information regarding the respective names, titles, years of company service, and current compensation or rates charged for all Employees. No other individuals work at, or if working at another location, perform substantially all of their work in support of, the Project.

(b) With respect to the Employees, (i) Seller and its Affiliates are in compliance with all Laws relating directly or indirectly to employment and employment practices, wages and hours, labor relations, worker’s compensation, safety, discrimination, harassment, retaliation, affirmative action, hiring and firing, employee benefits, immigration, employment contracts or agreements, leave, accommodation, severance, privacy, medical privacy, unemployment, and all other terms, conditions or practices of employment or the workplace; (ii) there is no suit, action, investigation, charge, claim or proceeding pending or, to Seller’s Knowledge, threatened (whether internally or externally), or any Order binding upon or applicable to Seller or its Affiliates in any case relating to employment and employment practices, wages and hours, labor relations, worker’s compensation, safety, discrimination, harassment, retaliation, affirmative action, hiring and firing, employee benefits, immigration, employment contracts or agreements, leave, accommodation, severance, privacy, medical privacy, unemployment, or any other terms, conditions or practices of employment or the workplace; and (iii) none of the employees are bound by any employment contracts, non-competition agreements, confidentiality agreements or other contractual obligations to Seller or any of its Affiliates.

(c) None of Seller or any of its Affiliates is a party to any collective bargaining agreement or other union Contract applicable to any Employee, no such Contract determines the terms and conditions of any Employee, no collective bargaining agent has been certified as a representative of any of the Employees, no representation campaign or election is now in progress with respect to any of the Employees, and no representation petition has been filed with the National Labor Relations Board. To the Knowledge of Seller, except as set forth in Schedule 4.17, (i) no current or former Employees are represented by, and there are no union organizing efforts with respect to the Project or any Employees by, any union or labor organization, (ii) there is no labor strike, slowdown, dispute, lockout or work stoppage pending or threatened by any current or former Employees or any other Person relating to or affecting the Project, (iii) there is no pending or threatened claim, complaint, grievance, or arbitration proceeding against Seller or any of its Affiliates arising out of or under any collective bargaining agreement which relates to or once related to current or former Employees or other Persons with respect to work performed in support of the Project; and (iv) none of Seller or any of its Affiliates has received notice of any unfair or illegal labor, workplace or employment-related claim or similar claim pending or threatened against or involving Seller or any of its Affiliates before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority in any way relating to the Project or current or former Employees or independent contractors.

Section 4.18 Employee Benefit Plans.

(a) Schedule 4.18 contains a complete list of all Employee Plans. No Employee Plan has terms requiring assumption thereof by Purchaser.

(b) There are no liabilities, breaches, violations or defaults under any Employee Plan that would subject the Purchased Assets, Purchaser or any of Purchaser’s employee benefit plans to any lien, tax, penalty or other liability.

(c) There are no actions, liens, suits or claims existing or pending (other than routine claims for benefits) or, to the Knowledge of Seller or Dynegy, threatened with respect to any Employee Plan, and none of Seller or any of its ERISA Affiliates has been notified of any audit or investigation of an Employee Plan by any Governmental Authority that could adversely affect the Transactions contemplated herein, result in liability of Purchaser, or result in the imposition of a lien or other claim against any of the Purchased Assets.

(d) No Employee Plan is a multiple employer plan as defined in Code §413(c) or a multiple employer welfare arrangement as defined in ERISA §3(40). None of Seller or any of its ERISA Affiliates has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any multiemployer plan within the meaning of ERISA § 3(37). No withdrawal liability has been incurred by or asserted against Seller or any of its ERISA Affiliates, with respect to any multiemployer plan as defined in ERISA § 3(37), other than a liability that has been fully satisfied.

(e) None of Seller or any of its ERISA Affiliates has any liability or has knowledge of any facts or set of circumstances that might give rise to liability, and the Transactions contemplated herein will not result in any liability (i) for the termination of or withdrawal from any employee benefit plan under ERISA §§ 4062, 4063 or 4064; (ii) for any lien imposed under Code §412(n) or ERISA §302(f); (iii) for any interest payments required under Code § 412(m) or ERISA § 302(e); (iv) for any excise tax imposed under Code § 4971; (v) for any minimum funding contributions under Code §412(c)(11) or ERISA § 302(c)(11); or (vi) for withdrawal from any multiemployer plan under ERISA §4201.

(f) There are no Contracts, plans, or arrangements covering any employee of Seller or any of its Affiliates which upon consummation of the Transactions contemplated by this Agreement could give rise to the payment by Purchaser of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404, or 162 of the Code.

Section 4.19 Regulatory Status. Seller is not subject to regulation as a public utility, public utility holding company or public service company (or any similar designation) by a Governmental Authority.

Section 4.20 Full Disclosure. No representation or warranty of Seller or Dynegy contained in this Agreement or in any Ancillary Agreement, or in any statement, information, Schedule or certificate furnished or to be furnished by or on behalf of Seller or Dynegy pursuant hereto or in connection with the Transactions, contains or will contain any untrue statement of a material fact or, to Seller’s Knowledge, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact Known to Seller or Dynegy that materially and adversely affects (or may materially and adversely affect) the operation, value or use of any portion of the Purchased Assets that has not been set forth in this Agreement, other than matters generally affecting the electric power generation business in the market in which the Project is located.

Section 4.21 Warranties. To Seller’s Knowledge, Schedule 2.1(h) identifies (a) all of the currently-effective material warranties made or given by any Person in connection with the Project or with respect to any of the Purchased Assets, including any material warranties regarding title or against defects in materials and/or workmanship, any material extended warranties given in connection with any repaired or replaced work and any material warranties that any Person may have assigned to Seller, (b) the Person who made or gave each such warranty, (c) if any such warranty was made or given to any Person other than Seller, the Person to whom such warranty was made or given, (d) the Purchased Assets to which each such warranty relates and (e) the duration of each such warranty. Seller holds and has the right to enforce all of the warranties identified in Schedule 2.1(h). Seller has furnished to Purchaser true, correct and complete copies of all of the warranties identified in Schedule 2.1(h) and any agreement or instrument assigning or transferring any of such warranties.

Section 4.22 Accuracy of Information. Seller and Dynegy have furnished or made available to Purchaser all documents, books, records, materials and other information that relates in any material respect to the scope, condition, use, operation, maintenance, repair, and testing of the Purchased Assets, or the representations and warranties made by Seller and Dynegy hereunder, that is in the custody and control of Seller, Dynegy, or their Affiliates. Such information accurately presents the condition, operations and operating characteristics of the Purchased Assets, including the Project, and, except as set forth in Schedule 4.22, there has been no adverse material change in the condition, operations or operating characteristics of any of the Purchased Assets, including the Project, from the date any such information was provided.

Section 4.23 Required Consents. Part I of Schedule 4.23 sets forth each Seller’s Required Consent and Part II of Schedule 4.23 sets forth each Seller’s Required Regulatory Approval that is necessary with respect to the execution, delivery and performance of this Agreement or the consummation of the Transactions to avoid the violation or breach of, or the default under, or the creation of an Encumbrance on the Purchased Assets pursuant to the terms of, any Law or Order of any Governmental Authority or any Project Contract.

Section 4.24 Insurance Coverage. Seller has furnished or made available to Purchaser a list of, and true and complete copies of, all insurance policies, fidelity bonds and other surety arrangements covering the Business or any portion of the Purchased Assets and the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and properties of the Project. All such policies, bonds and arrangements are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default, condition or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Schedule 4.24 sets forth, by year, for the current policy year and each of the two (2) preceding policy years a summary of the loss experience under each policy or bond as applied to the Purchased Assets.

Section 4.25 WARN Act. Except as set forth in Schedule 4.25, Seller and its Affiliates or Predecessors-in-Interest have not, during the past ninety (90) day period, taken any action which would require any compliance under the WARN Act or similar applicable state or local Law, including the termination or laying off of any Employees or any other employees, or any other action that could constitute a “plant closing” or “mass layoff” as those terms are defined by the WARN Act or similar applicable state or local law.

Section 4.26 Claims. As of the Effective Date, Seller and its Affiliates have no suit, action, proceeding or claim and no basis for any suit, action, proceeding or claim against Purchaser or its Affiliates with respect to the Project other than as set forth on Schedule 4.26.

Section 4.27 Books and Records. No documents, drawings, reports, data, safety, instruction and/or maintenance manuals or other books and records constituting (or that otherwise would have constituted) Purchased Assets have been destroyed, damaged, lost and not found, removed from the Project Site or, except in the ordinary course of Business consistent with past practices, altered or modified since December 5, 2006.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Dynegy, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1 Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, use, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Execution, Delivery and Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which it is or becomes a party and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and of the Ancillary Agreements to which Purchaser is or becomes a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transactions, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate acts, approvals, or proceedings on its part or on the part of the holders of any of its equity or debt securities are necessary to authorize the same. Assuming the due authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or becomes a party, this Agreement constitutes, and the Ancillary Agreements to which Purchaser is or becomes a party when executed by Purchaser shall constitute, the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

Section 5.3 No Violation. Subject to Purchaser obtaining Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution and delivery by Purchaser of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, nor Purchaser’s compliance with any provision hereof or thereof, nor Purchaser’s consummation of the Transactions will:

(a) violate, or conflict with, or result in a breach of any provisions of the organizational documents of Purchaser;

(b) result in a default (or give rise to any right of termination, cancellation, acceleration or guaranteed payment, or a loss of rights) under, or conflict with, or result in a breach of, any material terms, conditions or provisions of any material note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound;

(c) violate, conflict with or result in a breach of any Law, Order or Permit applicable to Purchaser or any of its assets; or

(d) require the Consent of or from any Person which, if not obtained, would prevent Purchaser from performing its obligations hereunder, or require the declaration, filing or registration with or notice to, authorization of, consent or approval from any Person which, if not made, would prevent, materially delay or materially impair Purchaser’s performance of its obligations hereunder or materially impair Purchaser’s authority, right or ability to consummate the Transactions.

Section 5.4 Brokers. No agent, broker, finder, investment or commercial banker, or any other Person is, has earned or will be entitled to any broker’s, finder’s or similar fee, commission or payment arising in connection with this Agreement or any of the Transactions as a result of any agreement, commitment or action by Purchaser or any Affiliate thereof.

Section 5.5 Litigation. Except as set forth in Schedule 5.5, there is no claim, action, proceeding or investigation pending or, to Purchaser’s Knowledge, threatened against Purchaser or any of its Affiliates before any arbitrator or Governmental Authority or any Order of any arbitrator or Governmental Authority binding on Purchaser that, individually or in the aggregate, could reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance by Purchaser of Purchaser’s obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party, or the consummation of the Transactions, (b) a claim against Seller or any of its Affiliates for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or the consummation by Purchaser of the Transactions or (c) a material delay in or material impairment of Purchaser’s performance of its obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or a material impairment of the authority, right or ability of Purchaser to consummate the Transactions.

Section 5.6 No Additional Representations and Warranties. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement: (a) neither Seller nor Dynegy makes any representations or warranties about the Purchased Assets, the Project or the Project Site, and (b) the Purchased Assets shall be transferred to Purchaser in their condition at the time of Closing, AS-IS, WHERE-IS, without any further representation or warranty of condition whatsoever and without any further representation or warranty that the Purchased Assets are free from latent defects or vices INCLUDING ANY WARRANTY OR REPRESENTATION THAT THE PURCHASED ASSETS ARE FIT FOR PURCHASER’S INTENDED USE OR PURCHASER’S PARTICULAR PURPOSE OR THAT THE PURCHASED ASSETS ARE FREE FROM HIDDEN, REDHIBITORY, OR LATENT DEFECTS OR VICES AND PURCHASER WAIVES ANY SUCH WARRANTY TO WHICH IT MAY BE ENTITLED UNDER THE LOUISIANA CIVIL CODE AND PURCHASER WAIVES (A) ANY WARRANTY TO WHICH IT MIGHT BE ENTITLED UNDER SAID CIVIL CODE THAT THE PURCHASED

ASSETS BE REASONABLY FIT FOR THEIR ORDINARY USE, (B) ALL RIGHTS IN REDHIBITION PURSUANT TO THE LOUISIANA CIVIL CODE, (C) THE WARRANTY AGAINST HIDDEN OR REDHIBITORY DEFECTS IN THE PURCHASED ASSETS, AND (D) THE WARRANTY THAT THE PERSONAL PROPERTY IS FIT FOR ITS INTENDED USE, EACH OF WHICH WOULD OTHERWISE BE IMPOSED UPON SELLER BY THE LOUISIANA CIVIL CODE AND PURCHASER HEREBY RELEASES SELLER FROM ANY LIABILITY FOR HIDDEN, REDHIBITORY, OR LATENT DEFECTS OR VICES UNDER THE LOUISIANA CIVIL CODE. PURCHASER HEREBY ACKNOWLEDGES THAT THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND EXPLAINED IN DETAIL TO PURCHASER, AND PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THE SAME. Notwithstanding the foregoing, nothing in this Section 5.6 shall in any way diminish the liability of Seller and Dynegy with respect to any breach of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement.

Section 5.7 Claims. As of the Effective Date, Purchaser has no suit, action, proceeding or claim and no basis for any suit, action, proceeding or claim against Seller or its Affiliates with respect to (i) the existing power purchase agreement between Purchaser (as agent for the Entergy Operating Companies set forth therein) and DYPM that expires on May 31, 2007, or (ii) the existing power purchase agreement between Purchaser (as agent for the Entergy Operating Companies set forth therein) and DYPM that expires on May 31, 2009.

ARTICLE 6

COVENANTS OF EACH PARTY

Section 6.1 Efforts to Close. Subject to the terms and conditions herein, each of the Parties shall cooperate, and will cause their agents and representatives to cooperate, with the other and use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the Transactions, including the satisfaction of all conditions thereto set forth herein.

Section 6.2 Expenses. Except as otherwise provided in any provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions, whether or not the Closing occurs, shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, (i) costs associated with preliminary title reports or commitments and the Title Policy and the endorsements set forth on Schedule 6.2 shall be borne by Seller and Dynegy; (ii) documentary, Purchased Contracts and license transfer or assignment fees, if any, will be borne by Seller and Dynegy; (iii) recording costs and charges respecting real property will be borne one-half by Purchaser and one-half by Seller and Dynegy, except that Seller and Dynegy shall bear the full cost of removing or releasing any Encumbrances on the Project Site or any of the Purchased Assets (such as, for illustrative purposes only, any mechanic’s or materialmen’s liens); (iv) except as otherwise specifically set forth in Section 6.6, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser on the one hand and Seller and Dynegy on the other hand in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Transactions will be borne one-half by Purchaser and one-half by Seller and Dynegy; and (v) the filing fee payable in connection the notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions shall be borne by Purchaser. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 6.3 Notice of Certain Events. Upon obtaining Knowledge of the same, Seller or Dynegy shall promptly notify Purchaser in writing of (i) any fact or condition that causes or constitutes a misrepresentation or breach of any of Seller’s or Dynegy’s representations and warranties made as of the Effective Date; (ii) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of Seller or Dynegy under this Agreement being inaccurate in any respect; (iii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions to the extent such Consent is not otherwise contemplated hereunder; (iv) any notice or other communication from any Governmental Authority in connection with the Transactions; (v) any damage, destruction or other casualty loss (whether or not covered by insurance) or any emergency condition or unanticipated material maintenance or repair with respect to the Project or the Project Site; (vi) any breach of or failure to perform any covenant of Seller or Dynegy under this Agreement or any Ancillary Agreement; and (vii) any fact or condition that may make the satisfaction of the conditions in Article 8 impossible or unlikely. No such notification made pursuant to this Section 6.3 or otherwise shall be deemed to cure any inaccuracy of any representation or warranty of Seller or Dynegy or limit in any way Purchaser’s exercise of its rights under this Agreement.

Section 6.4 Conduct Pending Closing. Prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and except (i) for actions which are required by Law, (ii) for reasonable actions taken in response to an emergency or force majeure event and promptly disclosed in writing to Purchaser, (iii) for actions which arise solely from or are related to and only affect the Excluded Assets or the Excluded Liabilities, or (iv) as otherwise contemplated by this Agreement or disclosed in Schedule 6.4, Seller and Dynegy shall (and, where applicable, shall cause its Affiliates to):

(a) Operate and maintain the Project, or cause the Project to be operated and maintained, in all material respects in accordance with the ordinary course of business consistent with past practices and Good Utility Practices and all applicable Laws, including (i) maintaining in effect the Purchased Project Contracts and the LTSA and otherwise ensuring the provision of customary maintenance of the systems, equipment and machinery of the Project in compliance with the manufacturer’s technical requirements and information and (ii) making or incurring capital expenditures prior to the Closing in accordance with Schedule 6.4;

(b) Not amend, modify, terminate, renegotiate or, except as required by its terms, renew any Purchased Project Contract or the LTSA (as the terms of service of the LTSA pertain to the Project) or enter into any new Purchased Project Contract, or default (or take or omit to take any action that, with the giving of notice or passage of time or both, would constitute a default) under Seller’s obligations under any Purchased Project Contract or the LTSA (as the terms of service of the LTSA pertain to the Project) or waive any default by, or release, settle or compromise any claim against, any other party to a Purchased Project Contract or the LTSA (as the terms of service of the LTSA pertain to the Project);

(c) Not sell, lease, license, transfer or dispose of, or remove from the Project Site, or make any Contract for the sale, lease, license, transfer, disposition, or removal of, any material assets or properties which would be included in the Purchased Assets, except disposition of Consumables in the ordinary course of business consistent with past practices and Good Utility Practices and any sale, lease, license, transfer, or disposition made to Purchaser or its Affiliates;

(d) Not delay beyond its due date the payment or discharge of any account payable or other liability that, upon or after the Closing, would be an Assumed Liability;

(e) Except as otherwise required by applicable Law, not (i) increase the rates payable for budgets for salaries, wages, employee benefits or any other aspect of compensation of any Employee prior to the Closing, except in the ordinary course of business consistent with past practice, or (ii) make any promise, directly or indirectly, to Employees (whether in writing or not) with respect to continued employment related to the Project;

(f) Not take any action, refrain from taking any action or enter into any Contract that will or is reasonably likely to result in the imposition of any Encumbrance on any Purchased Assets, except Permitted Encumbrances;

(g) Maintain or cause to be maintained in force and effect the property and liability insurance policies and fidelity bonds related to the Project as in effect on the Effective Date and, as respects the Purchased Assets, comply in all material respects with each of such insurance policies and fidelity bonds and give any notice or present any claim thereunder in a due and timely manner;

(h) (i) Not make any material change in the levels of Inventory maintained at the Project except in accordance with the ordinary course of business consistent with past practices and Good Utility Practices and (ii) ensure that the inventory of Consumables as of the Closing Date shall be in accordance with the ordinary course of business consistent with past practices and Good Utility Practices for the continued operation of the Project;

(i) Use Commercially Reasonable Efforts to preserve the good will of all lessors, licensors, independent contractors, distributors, suppliers, Governmental Authorities and others having business relations with the Project or the Purchased Assets and otherwise maintain existing customary business relationships with any lessor, licensor, independent contractor, distributor, or supplier of Seller to the extent relating to the Project and customary relations with Governmental Authorities and Employees, each in accordance with the ordinary course of business consistent with past practices;

(j) Not take any action or fail to take any action which would cause any of Seller’s or Dynegy’s representations and warranties set forth in Article 4 to be untrue or inaccurate in any material respect as of the Closing;

(k) Promptly give notice to Purchaser upon becoming aware of the occurrence or impending occurrence of any event, condition, circumstance or state of facts which would (i) cause any of the representations or warranties of Seller or Dynegy contained herein to be untrue or inaccurate in any material respect or (ii) constitute a breach of any of the covenants or agreements of Seller or Dynegy contained in this Agreement;

(l) Use Commercially Reasonable Efforts (i) to document, or cause to be documented, prior to the Closing, the complete terms of all Warranties the complete terms of which are not documented as of the Effective Date and (ii) to obtain assignments from third parties to Seller of all Warranties which, as of the Effective Date, are made to any Person other than Seller;

(m) Not resolve, settle or compromise any Environmental Condition, Environmental Claim or Environmental Liability or any contingent liability or matter pending before a Governmental Authority or arbitrator relating to the Project or the Business, except to the extent that such resolution, settlement or compromise could not impose any post-Closing liabilities on Purchaser, require any post-Closing Remediation or otherwise adversely impact Purchaser’s ownership, operation or use of the Project, the Project Site or the Purchased Assets or conduct of the Business after the Closing;

(n) Not make any fundamental change to the Business;

(o) Not make any change in any method, practice, or principle of financial or tax accounting that is relevant to the consummation of the Transactions or the obligations of the Parties hereunder, except as required by generally accepted accounting principles or applicable Law;

(p) Not make any material change to the information technology infrastructure, equipment, systems, applications, or programs related to the operation and use of the Project or the Business;

(q) Make timely and complete application to the relevant Governing Authority for the renewal of all Permits scheduled to expire within the upcoming eighteen months from the time of such application; and

(r) Authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing prohibited actions or not authorize or commit to do or agree to take, whether in writing or otherwise, any of the foregoing required actions;

provided, however, that nothing in this Section 6.4 shall preclude Seller or Dynegy from (i) paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing

Date, would be an Assumed Liability or an Excluded Liability, (ii) incurring any liability or obligation to any third party in connection with obtaining such party’s Consent to any Transaction, provided such liabilities and obligations incurred under this clause (ii) shall be Excluded Liabilities, or (iii) instituting, participating in, or completing any program designed to promote compliance or comply with applicable Laws or Good Utility Practices with respect to the Project or Purchased Assets.

Section 6.5 Regulatory Approvals.

(a) Subject to Section 6.1, as promptly as practicable (taking into account the possible expiration of any approval received) after the Effective Date, Seller, Dynegy, and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications and filings required to be filed under the HSR Act with respect to the Transactions. The Parties shall consult with each other as to the appropriate time of filing such notifications and filings and shall agree in good faith upon the timing of such filings and use Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) With respect to the necessary application with FERC pursuant to Section 203 of the Federal Power Act and the necessary application(s) to LPSC with respect to the Transactions, (i) Purchaser, Seller, and Dynegy shall enter into a joint defense agreement regarding such applications, (ii) any information provided by any Party to another Party relating to such applications will be provided in accordance with and subject to such joint defense agreement, and (iii) Purchaser, Seller, and Dynegy shall use good faith efforts to file such Section 203 application with FERC and such necessary application(s) with LPSC as soon as practicable and in any event (unless unexpected, material substantive legal or regulatory issues arise, including, for the avoidance of doubt, any material issues affecting the necessary application with FERC pursuant to Section 203 of the Federal Power Act arising from discussions with FERC staff prior to such application) by March 15, 2007.

(c) Subject to Section 6.5(g), each Party shall:

(i) promptly enter into negotiations, provide information or make proposals to the extent necessary consistent with Commercially Reasonable Efforts to eliminate any concerns on the part of any Governmental Authority regarding the legality under any applicable Law of the consummation of the Transactions;

(ii) use Commercially Reasonable Efforts to prevent the entry in a judicial or administrative proceeding brought by any Governmental Authority or any other Person for a permanent or preliminary injunction, temporary restraining order or other Order that would make consummation of the Transactions unlawful or that would prevent or delay such consummation; and

(iii) take promptly, in the event that such an injunction or other Order has been issued in such a proceeding, any and all Commercially Reasonable Efforts, including the appeal thereof, the posting of a bond or the steps contemplated by Section 6.5(c)(i), necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(d) Subject to Section 6.1, Purchaser shall have primary responsibility for securing the transfer, reissuance or procurement of the Purchased Permits and Environmental Permits effective as of the Closing Date. Seller and Dynegy shall use all Commercially Reasonable Efforts to cooperate, and cause their agents and representatives to cooperate, and assist with Purchaser’s transfer, reissuance or procurement of Purchased Permits and Environmental Permits, including by executing and delivering any required forms or providing timely and appropriate notices and information to Governmental Authorities for Purchaser to obtain all Purchased Permits and Environmental Permits that are to be transferred to it, reissued or procured pursuant to Section 2.1(f). Purchaser, Seller, and Dynegy further acknowledge and agree that such action may be required prior to, on or after the Closing Date.

(e) Purchaser, Seller, and Dynegy shall each take all Commercially Reasonable Efforts, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, for Purchaser to obtain all, or the rights to all, Emission Allowances that are to be transferred to it pursuant to Section 2.1(k), including the Emission Allowances that are to be allocated or issued in the future by a Governmental Authority and relate to the Project in any way. Purchaser, Seller, and Dynegy further acknowledge and agree that such actions may be required prior to, on or after the Closing Date.

(f) With respect to Environmental Conditions identified in the Environmental Assessment or otherwise identified by Purchaser during due diligence:

(i) If such Environmental Condition can reasonably be expected to be Remediated to Purchaser’s reasonable satisfaction at a cost of less than $3,000,000, then at their sole cost and expense, Seller and Dynegy promptly shall undertake, or cause to be undertaken by the Environmental Consultant, all necessary actions to redress to Purchaser’s reasonable satisfaction any such Environmental Condition, including by expeditiously moving forward to complete any such Remediation and also by paying immediately when due the costs of any such Remediation. Without limiting the generality of the foregoing, to the extent necessary under all Environmental Laws, Seller shall submit to the relevant Governmental Authorities a plan of Remediation or other appropriate submission to achieve the closure of any such Environmental Condition so identified; provided, however, that the outcome of any plan of Remediation shall be a “no further action” or analogous determination by the Governmental Authority that the Remediation has been performed in compliance with Environmental Laws, that no further Remediation is required, and that the use and occupancy of the Project and the Project Site are not subject to restriction. Purchaser shall have a reasonable right of prior review, comment and approval of any such plan of Remediation or other submission to any Governmental Authority. Except as provided in Section 3.3(b), such submission shall identify Seller and Dynegy as the sole parties responsible for performing the Remediation and for complying with the terms and conditions of the submission in question.

(ii) If such Environmental Condition cannot reasonably be expected to be Remediated to Purchaser’s reasonable satisfaction at a cost of less than $3,000,000, or if, after Seller and Dynegy have commenced such Remediation it cannot reasonably be expected that such remediation can be completed to Purchaser’s reasonable satisfaction at a cost of less than $3,000,000, then Seller shall have the choice of redressing such Environmental Condition in accordance with Section 6.5(f)(i) or terminating this Agreement. If Seller chooses to redress such Environmental Condition, such redress shall be at the sole cost and expense of Seller and Dynegy (regardless of the ultimate cost or expense).

(g) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Purchaser or any of its Affiliates to dispose of or sell any assets or properties or businesses, hold separate particular assets or categories of assets or properties or businesses, or agree to dispose of or hold separate one or more assets or properties.

(h) Purchaser shall have the option (the “Extension Option”) on or after March 1, 2008 to extend the Expiration Date to March 31, 2009 upon notice thereof to Seller. Purchaser shall pay to Seller the Extension Premium within three (3) Business Days after Purchaser’s notice of exercise of the Extension Option, provided that all of Purchaser’s conditions to Closing set forth in Sections 8.1, 8.3, 8.4(b), 8.4(c), 8.5, 8.6, 8.7, 8.8 (as it relates to Seller and Dynegy), 8.9, 8.10, 8.11, 8.12, and 8.13 have been satisfied or waived by Purchaser or Seller and Dynegy can demonstrate that they are ready, willing, and able to satisfy such conditions (the “Seller Extension Conditions”). If all of the Seller Extension Conditions have not been satisfied or waived by Purchaser (or Seller and Dynegy have not demonstrated that they are ready, willing, and able to satisfy them, as applicable) as of Purchaser’s exercise of the Extension Option, then Purchaser shall not be required to pay the Extension Premium or make any other payment to Seller in connection with the exercise of the Extension Option. If, subsequent to Purchaser’s exercise of the Extension Option without payment of the Extension Premium, all of the Seller Extension Conditions have been satisfied or waived by Purchaser (or Seller and Dynegy have demonstrated that they are ready, willing, and able to satisfy them, as applicable), and Purchaser is not ready, willing, and able to close the purchase at such time, then Purchaser shall, within three (3) Business Days of the satisfaction or waiver by Purchaser of the Seller Extension Conditions (or demonstrating that they are ready, willing, and able to satisfy them, as applicable) and delivery of notice thereof by Seller or Dynegy to Purchaser, pay to Seller a pro rated portion of the Extension Premium (based on the number of days between the day that Purchaser receives such notice until March 31, 2009); provided that if the satisfaction or waiver by Purchaser of the Seller Extension Conditions has not occurred (or Seller and Dynegy have not demonstrated that they are ready, willing, and able to satisfy them, as applicable) on or prior to November 30, 2008, then Purchaser shall not be required to pay any pro rated Extension Premium unless Seller and Dynegy agree to extend the March 31, 2009 Expiration Date by one month for each full or partial month after November 30, 2008 by which the satisfaction or waiver by Purchaser of the Seller Extension Conditions has not occurred (or Seller and Dynegy have not demonstrated that they are ready, willing, and able to satisfy them, as applicable), in which event all references in this Agreement to March 31, 2009 (other than in the following parenthetical) shall be deemed to be references to such further extended date and Purchaser shall pay a pro rated Extension Premium (based on the number of days between the day that Purchaser receives a notice of such fulfillment and demonstration until March 31, 2009).

(i) Purchaser will provide Seller with a non-binding schedule of Purchaser’s anticipated activities relating to obtaining Purchaser’s Required Regulatory Approvals. Purchaser shall provide Seller copies of all filings Purchaser makes with Governmental Authorities relating to the obtaining of Purchaser’s Required Regulatory Approvals; provided that such copies may be in redacted form as necessary to remove confidential or proprietary information. Purchaser shall also provide Seller with regular updates regarding the process of obtaining Purchaser’s Required Regulatory Approvals.

Section 6.6 Tax Matters.

(a) All Transfer Taxes incurred in connection with this Agreement and the Ancillary Agreements and the Transactions (whether imposed on Seller or Purchaser) shall be borne by Seller and Dynegy. Seller and Dynegy shall timely prepare and file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and timely pay the amount shown as due on such Tax Returns to the applicable Governmental Authority.

(b) With respect to Property Taxes to be prorated in accordance with Section 3.4, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Purchaser’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller’s failure to approve any such Tax Returns shall not limit Purchaser’s obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Taxes, Seller and Dynegy shall pay to Purchaser the portion of the amount shown as due on such Tax Returns that is, as determined in accordance with Section 3.4, the responsibility of Seller and, to the extent required by Law, Seller and Dynegy shall join in the execution of any such Tax Returns.

(c) With respect to prorated Property Taxes to be paid by Seller and Dynegy, Seller’s or Dynegy’s preparation of any Tax Return relating to a lien for Property Taxes on or related to the Purchased Assets that will arise after the Closing Date shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld or delayed. Seller and Dynegy shall make such Tax Returns available for Purchaser’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return, it being understood that Purchaser’s failure to approve any such Tax Return shall not limit Seller’s and Dynegy’s obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Taxes, Purchaser shall pay to Seller the portion of the amount shown as due on such Tax Returns that is, as determined in accordance with Section 3.4, the responsibility of Purchaser and, to the extent required by Law, Purchaser or any of its Affiliates shall join in the execution of any such Tax Returns. In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement related to such Tax Returns as between the Parties or as between either Party and any Governmental Authority.

(d) From and after the Closing, Purchaser, Seller, and Dynegy shall provide the other Party with such cooperation and assistance, and shall cause their agents and representatives, if any, to provide the other Party with such cooperation and assurance, as may reasonably be requested by the other Party in connection with the preparation or filing of any Tax Return, any audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to liability for Taxes, or any claim for refund of Taxes (if not inconsistent with this Agreement) and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, or proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 6.6 or pursuant to any other Section providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties.

(e) Any refund received of Taxes paid or payable with respect to Taxes attributable to any of the Purchased Assets shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller and Dynegy if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); and (ii) to Purchaser if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period ending after the Closing Date).

(f) In the event that a dispute arises between the Parties as to the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party.

Section 6.7 Risk of Loss.

(a) From the Effective Date through the Closing, all risk of loss or damage to the assets and properties included in the Purchased Assets shall be borne by Seller and Dynegy.

(b) If, before the Closing, all or any portion of the Purchased Assets becomes subject to or is threatened with any condemnation or eminent domain proceeding, Seller shall notify Purchaser promptly in writing of such fact, and Purchaser may elect, in its sole discretion, either to (i) require Seller upon the Closing to assign or cause to be assigned to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any of its Affiliates may be entitled and proceed with the Transactions, or (ii) terminate this Agreement.

(c) If, before the Closing, all or any portion of the Purchased Assets, including the Project or the Project Site, is damaged or destroyed (the “Damaged Portion”) (whether by fire, theft, vandalism, flood, wind, explosion or other casualty) in whole or in part (a “Casualty Event”), Seller shall notify Purchaser promptly in writing of the Casualty Event, of the facts and circumstances surrounding the Casualty Event, and a preliminary assessment of the impact of the Casualty Event on the Project and the Business.

(d) If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Good Utility Practices, on or before the Expiration Date for a cost estimated by Seller in good faith not exceeding an amount equal to the sum of (i) $5,000,000 (the “Uninsured Loss Amount”) plus (ii) the proceeds that could reasonably be expected to be received from Project Insurance Policies in respect of such Damaged Portion (excluding business interruption insurance), then Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion in accordance with Good Utility Practices by the Expiration Date and shall promptly commence and diligently pursue such repair or restoration, and the Closing shall be delayed for such reasonable time as is necessary to accomplish the same, but in no event later than the Expiration Date. For purposes of this Section 6.7, any Damaged Portion that constitutes machinery, equipment, facilities or systems shall not be considered fully restored or repaired if such restoration or repair is temporary or transitional in nature or such machinery, equipment, facilities or systems are not, among other things, safely and properly connected to or integrated into, and operating safely and properly with, the other machinery, equipment, facilities or systems to which it is connected or into which it is integrated and with which it operates, or if the Project’s operating performance and capabilities (including energy output, heat rate, emissions quantities, or cost to operate or maintain the Project) following such repair or restoration is reasonably anticipated by Purchaser to be worse by more than a trivial amount as compared to the operating performance and capabilities of the Project prior to the damage or destruction to the Damaged Portion thereof. Seller and Dynegy shall use Commercially Reasonable Efforts to keep Purchaser reasonably informed with respect to such repair or restoration in order to enable Purchaser to make a reasonable, informed evaluation of the quality and sufficiency thereof, and complete such full repair or restoration on or before the Expiration Date. If such full repair or restoration is not completed on or before the Expiration Date, Purchaser may (x) proceed with the Transactions and either (A) require Seller to complete such full repair or restoration after the Closing at Seller’s and Dynegy’s expense, or (B) complete such full repair or restoration after the Closing at its expense and require Seller to transfer or cause to be transferred to Purchaser upon demand the proceeds (or the right to the proceeds) of applicable insurance (excluding business interruption insurance) to which Seller or any of its Affiliates may be entitled or (y) terminate this Agreement.

(e) If, before the Closing, a Casualty Event occurs and the Damaged Portion could not reasonably be expected to be fully repaired or restored in accordance with Good Utility Practices on or before the Expiration Date, or the cost estimated by Seller in good faith to complete such full repair or restoration exceeds an amount equal to the sum of (i) the Uninsured Loss Amount plus (ii) the proceeds that could reasonably be expected to be received from Project Insurance Policies in respect of such Damaged Portion, then Purchaser may elect, in its sole discretion, either to (x) require Seller to (A) proceed with the Transactions, (B) reduce the Base Purchase Price by an amount equal to the Uninsured Loss Amount and (C) transfer or cause to be transferred to Purchaser the proceeds (or the right to the proceeds) of applicable insurance to which Seller or any of its Affiliates may be entitled, or (y) terminate this Agreement.

Section 6.8 Insurance.

(a) Purchaser acknowledges that, effective upon the Closing, except as provided in Section 6.8(b), Seller or any Affiliate thereof shall terminate or modify the Project Insurance Policies to exclude coverage of the Purchased Assets by Seller or any Affiliate thereof.

(b) Notwithstanding Section 6.8(a), Seller shall not (and shall not permit any Affiliate of Seller to) terminate or modify coverage under any “occurrence”-based Project Insurance Policy in such a manner as to prevent Purchaser from being able to obtain the benefit of such Project Insurance Policy after the Closing with respect to the Purchased Assets for insured Losses caused by events, facts, or circumstances occurring prior to the Closing.

(c) Purchaser shall notify Seller of any claim that Purchaser desires to make under a Project Insurance Policy and that is permitted hereunder, setting forth the claim and describing in reasonable detail the basis for and facts and circumstances surrounding the claim, and Seller shall promptly make the claim to the insurer on Purchaser’s behalf and pursue the claim at Purchaser’s reasonable direction and for Purchaser’s benefit until resolution of the claim. Any proceeds recovered by Seller or its Affiliates pursuant to such claim shall be paid directly to Purchaser, or if such direct payment is effectuated, transferred promptly to Purchaser, after the deduction of any deductible paid by Seller pursuant to the Project Insurance Policy in respect of such claim. If, after the Closing Date, Purchaser or Seller requires any information regarding claim data or other information pertaining to a claim in order to make filings with insurance carriers or claims adjustors or administrators or to administer or otherwise manage a claim, Seller or Purchaser, as the case may be, shall cause such information to be supplied to the other (or its designee(s)), to the extent such information is in its reasonable control or can be reasonably obtained promptly upon written request therefor.

Section 6.9 Post Closing – Further Assurances. At any time or from time to time after the Closing, each Party shall, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party’s expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid or payable to its officers, directors or employees in furnishing assistance), in furnishing non-privileged records, information, testimony, access to offices, facilities and systems, officers, directors, employees and agents and representatives and other assistance in connection with any inquiries, actions, audits, proceedings, issues or disputes involving the Purchased Assets or any of the Parties (other than in connection with disputes between the Parties) and based upon Contracts, arrangements or acts of Seller, Dynegy, or Purchaser, which were in effect or occurred on, prior to, or after Closing and which relate to the Purchased Assets or the Business, including arranging discussions with (and calling as a witness) officers, directors, employees, agents and representatives of Purchaser, Seller, or Dynegy.

Section 6.10 Information and Records.

(a) Prior to the Closing, and with the understanding and agreement of Purchaser that all information obtained pursuant to this Section 6.10 shall be subject to the Confidentiality Agreement, which Seller, Dynegy and Purchaser hereby adopt and agree to be bound by as though they were signatories thereto, Seller and Dynegy shall provide or cause to be provided to Purchaser and its employees, counsel, accountants, consultants, and agents and representatives, upon reasonable notice, to the maximum extent permitted by Law, including antitrust Laws, (i) reasonable access to working papers, books, data, records, programs, and other material systems or information in each case reasonably relating to the Project, the Project Site, the Purchased Assets or the Business (including existing drawings in AutoCAD or similar programs, existing OEM manuals, and other existing information and data (in electronic form where applicable) necessary to enable parallel migration to Purchaser’s information systems); and (ii) such access to the Project, the Project Site, the Purchased Assets, the Business (including offices and facilities) and the Project’s plant manager, the Project’s operations manager, and procurement, environmental, accounting, tax, legal, human resources and information technology agents and representatives and other agents, representatives, and employees of Seller and its Affiliates involved with the Business, in each case during normal business hours, as Purchaser may request for any reasonable purpose in connection with the Transactions, including for purposes of evaluating the condition, operations and operating characteristics of the Purchased Assets, supporting the consummation of the Transactions or the safe and efficient transfer of the operations of the Project, “shadowing” of Seller’s employees by employees and representatives of Purchaser or its Affiliates for the purpose of observing Seller’s employees in the course of performance of their duties (provided that such activities do not interfere with Seller’s normal operations at the Project), or making or conducting any surveys, assessments, inspections or tests that Purchaser considers reasonably necessary to verify the satisfaction of any of the conditions set forth in Article 8 or the accuracy and completeness of any of Seller’s and Dynegy’s representations and warranties herein or otherwise considers reasonably necessary. Seller and Dynegy acknowledge that such inspections and tests may include boundary and other surveys of the Real Property (or any portion thereof), soil tests and borings and other engineering studies, environmental tests and assessments, and inspections for due diligence purposes in connection with the Transactions, including determining or verifying the location and adequacy of utilities and other improvements. Seller and Dynegy further acknowledge that, in connection with such inspections and tests, Purchaser may contact any Governmental Authority having jurisdiction over Seller, any of its Affiliates or any of the Purchased Assets as part of Purchaser’s due diligence investigation with respect to the Purchased Assets. Seller and Dynegy hereby consent to any such contact. Seller and Dynegy will, upon request, disclose all existing plant operational and maintenance documentation and procedures and will cooperate with Purchaser’s efforts to obtain sufficient understanding of the daily operation of the Project to facilitate Purchaser’s ability to independently operate the Project as a reasonably prudent operator; provided that Seller and Dynegy shall have no liability for the level of training provided to Purchaser or its representatives or for the efficacy of Purchaser’s personnel’s familiarization with the Project or its operations, other than for gross negligence, willful misconduct, or fraud on the part of Seller or Dynegy or their Affiliates.

(b) Without limiting the generality of the foregoing, Seller and Dynegy shall provide Purchaser with access to information and personnel sufficient to allow Purchaser to assess and determine to its reasonable satisfaction the presence, scope and extent of any Environmental Conditions at the Project Site, the accuracy of Seller’s and Dynegy’s representations and warranties in Section 4.15, the status of any Remediation and other related matters. This right of access shall include any requests for information directed to Seller or Dynegy or to any Governmental Authority with jurisdiction over the Project or the Project Site, as well as access to the Project Site by the Environmental Consultant or any qualified professional consultant selected by Purchaser for the purpose of performing investigations or assessments necessary or appropriate in Purchaser’s reasonable discretion to assess the foregoing, including the status of any Remediation or response to any Release of Hazardous Substances. Seller and Dynegy hereby consent, for the purpose of this Section 6.10(b) and otherwise, to any such investigation.

(c) The Confidentiality Agreement shall terminate upon the Closing, with neither party having any continuing liability thereunder.

(d) Seller and Dynegy agree, if the Closing occurs, until two years after the Closing Date, to (i) keep all confidential, proprietary or competitively sensitive information relating to the Project, the Project Site, or the other Purchased Assets (“Competitive Information”) confidential and not disclose or reveal any such information to any other third party (other than their Affiliates, representatives and agents) and (ii) not use any such information for any purpose other than in connection with the consummation of the Transactions. Notwithstanding the foregoing, if Seller or Dynegy is requested or required by Laws, a Governmental Authority or a stock or commodity exchange to disclose any Competitive Information, or required to do so in connection with any dispute, suit or proceeding, then Seller or Dynegy shall provide Purchaser with prompt notice of such request or requirement in order to enable Purchaser to (i) seek an appropriate protective order or other remedy, (ii) consult with Seller and Dynegy with respect to Seller and Dynegy taking steps to resist or narrow the scope of such request or legal process or (iii) waive compliance, in whole or in part, with the terms of this Section 6.10(c). If, in the absence of a protective order or other remedy or waiver of the terms of this Section 6.10(c), Seller or Dynegy determines in its reasonable discretion that it is required by Laws or any Governmental Authority or a stock or commodity exchange or if required to do so in connection with any dispute, suit or proceeding to disclose any Competitive Information, then Seller or Dynegy may disclose such Competitive Information without any liability to Purchaser. The Parties agree, because damages would be an inadequate remedy, that Purchaser shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 6.10(c).

Section 6.11 Employee Matters.

(a) Purchaser has no obligation to employ or retain any Employees, independent contractors or any other Persons providing services to the Project or to assume any employment Contracts, Employee Plans, or other Contracts related thereto and shall have no obligations or liability thereunder. Seller shall not make, and shall cause its Affiliates not to make, any written or verbal agreement, representation or statement to current or former Employees or any other Persons about the possibility of employment or retention on the Project with Purchaser or any of its Affiliates that is inconsistent with the provisions of this Section 6.11.

(b) Purchaser may, in Purchaser’s sole discretion, but upon the approval of Seller, which shall not be unreasonably withheld, interview and communicate with any current or former Employees about the possibility of employment with Purchaser and, in Purchaser’s sole discretion, elect to offer employment to any such Employees that would be contingent upon, and would not commence earlier than, the Closing and only on such terms and conditions as Purchaser shall determine. Purchaser shall have full and absolute discretion in determining the terms, conditions, and benefits relating to such employment. Nothing in this Agreement shall obligate Purchaser to continue after the Closing the employment of any Employee or to offer employment on the same terms or conditions or with the same benefits offered by Seller. If Purchaser elects to offer employment to any such Employees and such individuals become employees of Purchaser, such individuals shall be considered, for all purposes, as newly-hired employees of Purchaser as of such individual’s first day of active employment with Purchaser. In the event Purchaser decides to hire any such Employees, Purchaser shall notify Seller of such decision and Seller shall to the full extent of Seller’s authority and ability release such Employees from any confidentiality agreements or any other agreement with respect to matters relating to the Project, any of the Purchased Assets or the Transactions that may interfere with such Employees’ prospective employment with Purchaser. Nothing in this Agreement shall create any claim or right on the part of any Employee and no such Employee shall be entitled to assert any claim or right hereunder. Seller, Dynegy and their Affiliates shall remain liable for all costs, expenses, liabilities, claims, wages, benefits, severances, separation, taxes, unemployment, and all other obligations of any nature whatsoever with respect to the Employees and relating in any way to their employment with Seller or any of its Affiliates or Predecessors-in-Interest, and Seller and Dynegy shall indemnify and hold Purchaser harmless with respect to the same.

(c) With respect to any “mass layoff” or “plant closing” as defined by the WARN Act or similar applicable state or local Law affecting any Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Seller or any of its Affiliates, Seller shall, and Seller shall cause its Affiliates (as applicable) to (i) comply fully with the WARN Act and any similar applicable state or local Law, and (ii) perform and discharge the obligation, if any, to serve in a timely manner and fashion all notices required by the WARN Act or similar applicable state or local Law to Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Seller or any of its Affiliates.

(d) Seller shall be responsible for providing all COBRA notices to Employees or their qualified beneficiaries or dependents required as a result of the asset sale contemplated herein or a COBRA qualifying event occurring prior thereto or simultaneously therewith, and Seller shall be responsible for providing COBRA continuation coverage to Employees and their qualified beneficiaries and dependents who become entitled to COBRA continuation coverage as a result of the asset sale contemplated herein or a COBRA qualifying event occurring prior to or simultaneously with the asset sale contemplated herein.

Section 6.12 Additional Covenants of Seller. Seller and Dynegy hereby agrees with and covenants to Purchaser that:

(a) Seller and Dynegy shall cooperate with Purchaser in assessing the Purchased Assets and their operating characteristics in the interest of planning and facilitating an orderly transition of the management of the Purchased Assets and the Business, including the Project, or integration of the operations, systems, processes, and other key business activities relating to the Project or the Business, on the Closing Date.

(b) Seller and Dynegy shall use Commercially Reasonable Efforts to obtain consents to assignments with respect to those agreements listed on Schedule 6.12(b) on terms and conditions acceptable to Purchaser in its reasonable discretion.

Section 6.13 Public Announcements. Except to the extent required by applicable Law or the regulations of any stock or commodities exchange (and then only after consultation with the other Party), none of the Parties nor their Affiliates shall issue any press release or make any other public announcements concerning the Transactions or the contents of this Agreement without the prior written consent of the other Party.

Section 6.14 No Solicitation. From and after the Effective Date, Seller and its Affiliates shall not, and shall not permit any of their respective officers, directors, employees, contractors, representatives, including financial advisors, agents, or representatives to, directly or indirectly, (a) solicit, initiate, seek, respond to or take any other action to encourage inquiry or submission or proposals of offers, or accept any offers, or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar agreement with any Person other than Purchaser, with respect to the acquisition of some or all of the Purchased Assets (whether as a single acquisition or as part of an acquisition of a set or group of assets or equity) or a merger, consolidation, business combination, sale of all or any material portion of the securities of Seller or Dynegy or Dynegy Inc. or any similar extraordinary transaction with respect to Seller or Dynegy or Dynegy Inc. (an “Acquisition Proposal”) or (b) participate in any discussions or negotiations regarding, or furnish to any Person other than Purchaser any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person other than Purchaser. Seller and Dynegy agree to notify Purchaser of all relevant terms of any inquiry or proposal by any other Person to do any of the foregoing with respect to the Purchased Assets which Seller, its Affiliates or any of their respective officers, directors, employees, contractors, representatives or agents may receive relating to any of such matters within two (2) Business Days of receipt thereof and, if such inquiry or proposal is in writing, Seller or its Affiliates shall deliver to Purchaser a copy of such inquiry or proposal. Any Acquisition Proposal that was outstanding as of the Effective Date shall be promptly rescinded in writing within 24 hours of the time that this Agreement is executed and delivered by Seller, Dynegy, and Purchaser and any offers or inquiries received relating to any such Acquisition Proposal pertaining to the Project or the Business shall be promptly rejected in writing. Without limiting the foregoing, subsequent to the Effective Date, none of Seller, Dynegy, or any of their Affiliates will offer to sell any of the Purchased Assets other than pursuant to this Agreement, including pursuant to any auction or other bidding process. Notwithstanding the foregoing, with respect to a merger, consolidation, business combination, sale of all or any material portion of the securities of Dynegy or Dynegy Inc. or any similar extraordinary transaction with respect to Dynegy or Dynegy Inc., Seller and Dynegy shall only be required to comply with the requirements of this Section 6.14 if it could be reasonably believed that such transaction would result in (i) a Material Adverse Effect on Seller or Dynegy or (ii) Dynegy, or its successor, as applicable, having a lower credit rating or otherwise being less able to fulfill its obligations under this Agreement than Dynegy would absent such transaction.

Section 6.15 Environmental Permit Transfer. The Parties shall use all Commercially Reasonable Efforts to cooperate diligently to complete the transfer of any Environmental Permits and Emissions Allowances held by Seller and required to be held by Purchaser for which Purchaser’s ownership or operation of the Project or the Project Site under Environmental Laws. The Parties shall pursue the transfer of such Environmental Permits and Emissions Allowances in the manner specified by the Governmental Authorities, whether pre-closing or post-closing.

Should the transfer of any such Permit or Emissions Allowance to Purchaser not be completed on or prior to the Closing, the Parties shall enter into a written agreement wherein Seller grants Purchaser authorization to operate the Project and/or the Project Site, as applicable, under the authority and pursuant to the terms and conditions of Seller’s relevant Permit until such time as the Governmental Authorities in question properly complete the transfer of that Permit to Purchaser, if allowed under Environmental Laws. Notice of this written agreement shall be provided to the Governmental Authority issuing or transferring the Environmental Permit or Emissions Allowances.

Section 6.16 Current Evidence of Title.

(a) The following items shall be obtained with respect to the Project Site (including all portions of Real Property included therein):

(i) Title commitments issued by the Title Insurer to insure title to all Real Property, improvements, insurable appurtenances, if any, in the amount specified in Section 8.7, covering such Real Property, naming Purchaser as the proposed insured and having an effective date after the Effective Date (but no later than the Closing Date), wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance (or the ALTA 2006 form if adopted by the State in which the Real Property is located) (each a “Title Commitment”).

(ii) Complete and legible copies of all documents listed as Schedule B – Section 1 and Schedule B – Section 2 to such Title Commitments (the “Recorded Documents”); and

(iii) An as-built survey of the Project (including all Real Property) made after the Effective Date by a land surveyor licensed by the state where the Project Site is located and bearing a certificate, signed and sealed by the surveyor, certifying to Purchaser and the Title Insurer that:

(A) such survey was made (1) in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM As Built Surveys,” jointly established and adopted by ALTA and ACSM in 2005, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an “Urban” survey; and

(B) such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Real Property as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the Effective Date) as well as any encroachments onto the Real Property or by the Improvements onto any easement area or adjoining property (each a “Survey”).

(b) Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances).

(c) If any of the following shall occur (collectively, a “Title Objection”):

(i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any Person other than Seller has title to the insured estate covered by the Title Commitment;

(ii) any title exception is disclosed in Schedule B-2 to any Title Commitment that is not a Permitted Encumbrance or one that Seller specifies when delivering the Title Commitment to Purchaser as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Liability; or

(iii) any Survey discloses any matter that is not a Permitted Encumbrance,

then Purchaser shall notify Seller in writing (“Purchaser’s Notice”) of such matters by the later of (A) thirty (30) days after receiving all of the Title Commitments, Surveys and copies of Recorded Documents for the Real Property, and (B) thirty (30) days following the Effective Date. Any matters reflected in the Title Commitments, Surveys and copies of Recorded Documents that are not objected to by Purchaser prior to the expiration of said thirty (30) days shall, as to the portions of the Real Property shown to be affected thereby, be considered “Permitted Encumbrances”, provided that in no event may any matter or instrument which affects the Real Property become a Permitted Encumbrance prior to the time Purchaser has (i) been advised in writing by the Title Insurer or Seller of its existence and (ii) failed to object to said encumbrance for a period of thirty (30) days following Purchaser’s receipt of written notification of the existence of such Encumbrance or the instrument creating such Encumbrance, and in no event shall any monetary Encumbrances or assessments be Permitted Encumbrances.

(d) Seller and Dynegy shall cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment, provided that if the cure of any Title Objection (other than a Title Objection constituting a voluntary Encumbrance created by, through, or under Seller, Dynegy, or their Affiliates) cannot reasonably be expected to be eliminated at a cost of less than $1,000,000 then Seller and Dynegy shall not be required to eliminate such Title Objection as an exception to the Title Commitment, and provided, further, that if Seller and Dynegy fail to eliminate such Title Objection as an exception to the Title Commitment, then Purchaser shall have the option to terminate this Agreement.

(e) Nothing herein waives Purchaser’s right to claim a breach of any representations or warranties contained herein or to claim a right to indemnification as provided herein if Purchaser suffers Losses as a result of a misrepresentation with respect to the condition of title to the Real Property.

(f) Except as provided below, all of the documents set forth in Section 6.16(a) shall be obtained at Seller’s and Dynegy’s sole expense. Purchaser has obtained the documents set forth in Section 6.16(a)(i), and Seller and Dynegy shall reimburse Purchaser for Purchaser’s costs and expenses involved in obtaining such documents (including the premium and endorsement costs associated with the issuance of a title policy in accordance with the Title Commitment) within thirty (30) of Seller’s receipt of an invoice therefor; provided, however, that Seller’s and Dynegy’s liability pursuant to this sentence shall not exceed $125,000. Seller and Dynegy shall furnish to Purchaser the documents set forth in Sections 6.16(a)(ii) and 6.16(a)(iii) not later than thirty (30) days after the Effective Date.

Section 6.17 Trade Name Removal. With respect to any name of Seller or any related or similar trade names, trademarks, service marks, corporate names, logos or any part, derivative or combination thereof that may appear on certain of the Purchased Assets, Purchaser (i) shall use Commercially Reasonable Efforts to remove, conceal, or obscure the same from the fixed Purchased Assets and equipment within one (1) year following the Closing Date, (ii) shall not send to third parties any stationary, letters, envelopes, invoice statements or other material bearing the same with respect to Project business conducted by Purchaser after the Closing, and (iii) is hereby granted, royalty-free and in perpetuity, all rights and licenses necessary to allow Purchaser to display, retain and use, subject to clause (i) above, all other Purchased Assets bearing the same without violating the Intellectual Property Rights of Seller or its Affiliates with respect thereto.

Section 6.18 Removal of Excluded Assets. At any time or from time to time, up to thirty (30) days following the Closing, any and all of the Excluded Assets may be removed from the Project by Seller (at no expense to Purchaser, but without charge by Purchaser for temporary storage of such assets normally located at the Project Site), provided that Seller shall do so (i) in a manner that does not unduly or unnecessarily disrupt normal business activities at the Project and (ii) after coordinating reasonably in advance the dates and times of removal with Purchaser.

Section 6.19 Monthly Operating Reports. Seller shall prepare the Monthly Operating Reports as of the last day of each calendar month consistent with Seller’s current practices, and Seller shall deliver the Monthly Operating Report for each calendar month to Purchaser on or about fifteen (15) days following the last day of each calendar month.

Section 6.20 Existing Power Purchase Agreements and Proposed Tolling Agreement. Concurrently herewith, Purchaser (as agent for the Entergy Operating Companies set forth therein) and DYPM have executed the Tolling Agreement, which provides that the commencement of the “Delivery Period” thereunder is subject to and conditioned upon the satisfaction or waiver of certain conditions specified therein, including Purchaser’s receipt of certain regulatory approvals and treatment. In the event that the Delivery Period under the Tolling Agreement has not commenced on or before September 30, 2007, then Purchaser shall, and Seller and Dynegy shall cause DYPM to, negotiate in good faith an agreement on substantially the same terms and conditions as the existing power purchase agreement between Purchaser (as agent for the Entergy Operating Companies set forth therein) and DYPM that expires on May 31, 2007 with a term lasting through the end of the Delivery Period as provided for in the Tolling Agreement, with the effectiveness of such new agreement conditioned upon, among other things, Purchaser’s receipt of certain regulatory approvals and treatment on the same terms and conditions as those set forth in the Tolling Agreement, and with Purchaser being obligated to use commercially reasonable efforts to obtain such regulatory approvals and treatment. In the event that the Delivery Period under the Tolling Agreement has not commenced as of the Closing Date, Purchaser and, on behalf of DYPM, Dynegy and Seller agree that the existing power purchase agreement between Purchaser (as agent for the Entergy Operating Companies set forth therein) and DYPM that expires on May 31, 2009 shall be deemed terminated and neither Purchaser nor DYPM shall have any further rights, duties, or obligations thereunder (except for duties and obligations arising or accruing prior to the date of such termination), and Seller and Dynegy shall cause DYPM to promptly confirm such termination in writing.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Indemnification by Seller and Dynegy.

(a) Purchaser Claims. Subject to Section 3.3(b), Section 7.1(b), Section 7.3(a) and Section 7.5(a), from and after the Closing, Seller and Dynegy shall indemnify, defend and hold harmless Purchaser, its Affiliates and each of their respective officers, directors, employees, attorneys, agents, representatives and successors and assigns (collectively, the “Purchaser Group”) from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (“Losses”), including reasonable legal, accounting and other fees and expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise out of, are in connection with or relate to the following (collectively, “Purchaser Claims”), in each case excluding Losses to the extent caused by the sole, joint or concurrent negligence of any Person included in the Purchaser Group but including such Losses to the extent that they are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person not included in the Purchaser Group:

(i) any breach or violation of any covenant, obligation or agreement of Seller or Dynegy set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made by Seller or Dynegy in this Agreement or any of the Ancillary Agreements, whether such representation or warranty is made as of the Effective Date or the Closing Date or in any certificate to be delivered by Seller or Dynegy pursuant hereto; provided, that for purposes of determining the amount of Losses sustained or incurred thereby, for purposes of this Section 7.1(a), such representations and warranties shall be interpreted without giving effect to the words “material”, “materially”, “Material Adverse Effect”, or words of similar effect;

(iii) Seller’s ownership, operation or use of any of the Excluded Assets or Seller’s employment or termination of employment of any Employee or Former Employee;

(iv) the Excluded Liabilities (including any Environmental Condition, Environmental Claim, or Environmental Liability described as an Excluded Liability in Section 2.4(a) or Section 2.4(e), and including any Third Party Claim relating to, in connection with or arising out of the ownership, operation or use of any of the Purchased Assets, to the extent relating to any period of time on or prior to the Closing Date or any other matter relating to the Business or the Purchased Assets, to the extent relating to any period of time on or prior to the Closing Date);

(v) without limiting the obligations under Section 7.1(a)(iv), payment of any Tax relating to Purchased Asset not located on the approximately 20.37 acre parcel of land upon which the Project is located, near Sulphur, Louisiana, to the extent that such Tax relates to any period prior to the Closing Date; or

(vi) any Third Party Claim of intellectual property infringement.

(b) Seller and Dynegy Limitations.

(i) The aggregate damages to which the Purchaser Group shall be entitled under Section 7.1(a)(ii) shall be limited to $14,000,000; provided, however, that the foregoing damage limitation shall not apply to indemnification based upon or resulting from any breach or inaccuracy of any of the representations or warranties set forth in Section 4.1 (Organization and Existence), Section 4.2 (Execution, Delivery and Enforceability), Section 4.10(a) (Owned Real Property), Section 4.14 (Brokers), Section 4.16 (Tax Matters), or Section 4.26 (Claims).

(ii) The Purchaser Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages included in any Purchaser Claim or otherwise resulting from, in connection with or arising out of this Agreement or the Ancillary Agreements, including such damages for lost revenues, income or profits, diminution in value of the Project or for any other damage or loss resulting from the disruption to or loss of operation of the Project; provided that this limitation shall not apply to any Purchaser Claim for indemnification from any punitive, incidental, indirect, special or consequential damages awarded against Purchaser as a result of a Third Party Claim.

Section 7.2 Indemnification by Purchaser.

(a) Subject to Section 7.2(b), Section 7.3(a) and Section 7.5(a), from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and Dynegy, their Affiliates and each of their respective officers, directors, attorneys, agents, representatives and successors and assigns (collectively, the “Seller Group”), from and against any and all Losses which arise out of or relate to the following (collectively, “Seller Claims”), in each case excluding Losses to the extent caused by the sole, joint or concurrent negligence of any Person included in the Seller Group but including such Losses to the extent that they are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person not included in the Seller Group:

(i) any breach or violation of any covenant, obligation or agreement of Purchaser set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or any of the Ancillary Agreements, whether such representation or warranty is made as of the Effective Date or the Closing Date or in any certificate to be delivered by Purchaser pursuant hereto; provided, that for purposes of determining the amount of Losses sustained or incurred thereby, for purposes of this Section 7.2(a), such representations and warranties shall be interpreted without giving effect to the words “material”, “materially”, “Material Adverse Effect”, or words of similar effect;

(iii) the failure of Purchaser to pay, perform or discharge any of the Assumed Liabilities as and when due; or

(iv) any Third Party Claim relating to or arising out of the ownership, operation, or use of any of the Purchased Assets to the extent relating to any period of time after the Closing Date.

(b) Purchaser Limitations.

(i) The aggregate damages to which the Seller Group shall be entitled under Section 7.2(a)(ii) shall be limited to $14,000,000; provided, however, that the foregoing damage limitation shall not apply to indemnification based upon or resulting from any breach or inaccuracy of any of the representations or warranties set forth in Section 5.1 (Organization and Execution), Section 5.2 (Execution, Delivery and Enforceability), or Section 5.4 (Brokers).

(ii) The Seller Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages included in any Seller Claim or otherwise resulting from, in connection with or arising out of this Agreement or the Ancillary Agreements, including such damages for lost revenues, income or profits, diminution in value of the Project or for any other damage or loss resulting from the disruption to or loss of operation of the Project; provided that this limitation shall not apply to any Seller Claim for indemnification from any punitive, incidental, indirect, special or consequential damages awarded against Seller or Dynegy as a result of a Third Party Claim.

Section 7.3 Survival; Notice of Claim.

(a) All representations and warranties set forth in this Agreement or the Ancillary Agreements shall survive the Closing as follows:

(i) The representations and warranties contained in Section 4.1 (Organization and Existence), Section 4.2 (Execution, Delivery and Enforceability), Section 4.14 (Brokers), Section 4.16 (Tax Matters), Section 5.1 (Organization and Existence), Section 5.2 (Execution, Delivery and Enforceability), and Section 5.4 (Brokers) shall survive for the applicable statute of limitations plus thirty (30) days thereafter.

(ii) The representations and warranties contained in Section 4.15 (Environmental Matters) shall survive until the second anniversary of the Closing Date.

(iii) All other representations and warranties shall survive until the second anniversary of the Closing Date.

(b) Subject to the terms of this Agreement and upon receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Purchaser Group or the Seller Group entitled to indemnification under Section 7.1 or Section 7.2, respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) shall promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim under Section 7.1 or Section 7.2. Such written notice is herein referred to as a “Notice of Claim.” A Notice of Claim shall specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim shall not affect the Indemnitee’s rights to indemnification.

Section 7.4 Defense of Third Party Claims. Within fifteen (15) days of its receipt of a Notice of Claim (the “Notice Period”), the Indemnitor shall irrevocably notify the Indemnitee whether or not it will indemnify the Indemnitee, at Indemnitor’s sole cost and expense, against the Third Party Claim(s) set forth in the Indemnity Notice. The failure of the Indemnitor to provide such notice within the Notice Period shall be deemed a refusal to provide the requested indemnity.

(a) If the Indemnitor notifies the Indemnitee within the Notice Period that it shall indemnify the Indemnitee against the Third Party Claim then, except as hereinafter provided, the Indemnitor shall contest and defend, at its sole cost and expense, with counsel of its choosing that is reasonable acceptable to the Indemnitee, any such Third Party Claim; provided, however, that the Indemnitor shall not, without the prior written consent of the Indemnitee, permit a default judgment or consent to the entry of any judgment against the Indemnitee, enter into any settlement or compromise that does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, or enter into any settlement or compromise that contains an admission or acknowledgement of guilt or criminal wrongdoing or a violation of any applicable Law or Order by any member of the indemnified Seller Group or Purchaser Group, as applicable. If the Indemnitee desires to participate in the defense or settlement of any Third Party Claim that the Indemnitor is defending under this Section 7.4(a), it may do so at its sole cost and expense with counsel of its choosing; provided that such participation shall be at the sole cost and expense of the Indemnitor if the Indemnitee reasonably believes that separate counsel is necessary to protect its interests with respect to a Third Party Claim involving both Indemnitee and Indemnitor. The Indemnitee may not, without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, delayed or conditioned, compromise or settle any Third Party Claim defended by the Indemnitor hereunder so long as the Indemnitor is conducting such defense in good faith. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand, provided that such payment or compromise will include a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and will not contains an admission or acknowledgement of guilt or criminal wrongdoing or a violation of any applicable Law or Order by any member of the indemnified Seller Group or Purchaser Group, as applicable. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the action stated in the request. If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor shall be liable under this Article 7 only for an amount up to the amount which the Indemnitor had proposed be accepted in payment or compromise.

(b) If the Indemnitor does not defend the Indemnitee against a Third Party Claim, whether by not giving the Indemnitee the required notice within the Notice Period or otherwise, the Indemnitee, upon further notice to the Indemnitor, shall have the right to undertake and control the defense of such Third Party Claim in such manner as it deems appropriate, including the terms of any compromise or settlement of such Third Party Claim, and the Indemnitor shall be bound by the actions taken and result obtained by the Indemnitee.

Section 7.5 Cooperation. The Party defending the Third Party Claim shall consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim. The Parties shall cooperate in the defense of the Third Party Claim. If the Indemnitor assumes the defense of a Third Party Claim in accordance with Section 7.4(a), then: (i) the Indemnitor shall have reasonable access, during normal business hours and following reasonable notice, to employees of the Indemnitee who may have knowledge, material, documents or information relevant to the defense of any Third Party Claim; (ii) the Indemnitee shall make available to the Indemnitor, at reasonable times and for reasonable periods, its employees and its representatives and such records and other materials in the Indemnitee’s possession or control and reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to the Indemnitor and the Indemnitee), and (iii) if and to the extent reasonably requested by the Indemnitor, the Indemnitee shall cooperate with the Indemnitor and its counsel in contesting such Third Party Claim or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim, or any cross complaint relating to such Third Party Claim against any other Person. The Indemnitor shall reimburse the Indemnitee for any out-of-pocket expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

7.6 Minimum Claim. No Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), unless and until the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds $500,000, in which event recovery by the Indemnified Parties shall include the full aggregate amount of such liability, including such amounts as do not exceed such threshold amount; provided, however, that the limitation in this sentence shall not apply to any indemnifiable claim arising with respect to Section 4.1 (Organization and Existence), Section 4.2 (Execution, Delivery and Enforceability), Section 4.6 (Bankruptcy and Insolvency), Section 4.10(a) (Owned Real Property), Section 4.14 (Brokers), Section 4.16 (Tax Matters), Section 5.1 (Organization and

Existence), Section 5.2 (Execution, Delivery and Enforceability), or Section 5.4 (Brokers). Nothing in this Section 7.5(a) is intended to modify or limit a Party’s liability or obligation hereunder for other indemnifiable claims.

Section 7.7 After-Tax Basis; Purchase Price Adjustment; Subrogation. Any and all payments required to be made under this Article 7 shall be made on an After-Tax Basis, and shall be treated by all Parties as an adjustment to the Purchase Price if reasonable as a matter of Tax Laws. Upon the payment in full of the amounts due to the Indemnitee in respect of any Third Party Claim as provided herein, the Indemnitor shall be subrogated to the rights of the Indemnitee against any Person with respect to the subject matter of such Third Party Claim.

Section 7.8 Specific Performance. Seller and Dynegy acknowledge that the Transactions are unique and that Purchaser will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller and Dynegy shall fail to sell the Purchased Assets when required to do so hereunder. In such event, Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller and Dynegy, subject to Purchaser’s performance of its obligations hereunder. Purchaser acknowledges that the Transactions are unique and that Seller and Dynegy will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Seller and Dynegy will not have an adequate remedy at law if Purchaser shall fail to purchase the Purchased Assets when required to do so hereunder. In such event, Seller and Dynegy shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller’s and Dynegy’s performance of their obligations hereunder.

Section 7.9 Knowledge. The representations and warranties of the Parties set forth herein, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Effective Date or the Closing Date by, any of the Parties or their respective representatives in connection with the Transactions. Each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing. The right to indemnification or other remedy based on any of the representations, warranties, covenants or obligations in this Agreement or any of the Ancillary Agreements shall not be affected by any investigation or audit conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

Section 7.10 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, following the Closing, the indemnification provisions of this Agreement are the sole and exclusive remedies for any Losses arising from or relating to this Agreement and the Transactions. In furtherance of the foregoing, all other rights or remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each Party.

ARTICLE 8

PURCHASER’S CONDITIONS TO CLOSING

The obligation of Purchaser to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Purchaser waives such fulfillment in writing:

Section 8.1 Compliance with Provisions. Seller and Dynegy shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

Section 8.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

Section 8.3 No Restraint. There shall be no:

(a) Preliminary or permanent Order which prevents the consummation of the Transactions as herein provided; or

(b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority which prohibits the consummation of the Transactions as herein provided.

Section 8.4 Required Regulatory Approvals and Consents; Air Permit.

(a) All of Purchaser’s Required Regulatory Approvals shall have been obtained and shall not have been granted subject to or containing any terms or conditions not satisfactory to Purchaser, in its sole discretion, and shall be final and not subject to appeal or otherwise subject to challenge or modification.

(b) All of Seller’s Required Regulatory Approvals and Seller’s Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair the authority, right or ability of Purchaser to consummate the Transactions, (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Business or Purchaser, (iii) require any material modification to this Agreement, any Ancillary Agreement or the Transactions, or (iv) impose any restrictions upon Purchaser’s ownership or operation of the Purchased Assets or Purchaser’s ownership of their respective assets or operation of their respective businesses, including any restrictions on use of assigned contracts.

(c) The Air Permits shall have been issued and are effective with respect to the Project, and the terms and conditions set forth therein shall be satisfactory to Purchaser in its sole discretion; provided that Purchaser hereby agrees that the terms and conditions of the draft Air Permit issued by the Louisiana Department of Environmental Quality in December, 2006 are satisfactory.

Section 8.5 Representations and Warranties. The representations and warranties of Seller and Dynegy set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Seller and Dynegy set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and the Closing Date, except to the extent that such representations and warranties by their terms speak as of a date earlier than the Closing Date, in which case they shall be true and correct as of such date.

Section 8.6 Officer’s Certificate. Purchaser shall have received a certificate from Seller and Dynegy, executed on their behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.1, Section 8.4 (to the extent relating to Seller’s Required Regulatory Approvals) and Section 8.5 have been satisfied.

Section 8.7 Title Insurance. Title to the Real Property shall have been evidenced by the willingness of a title insurance company reasonably acceptable to Purchaser (the “Title Insurer”) to issue an owner’s policy of title insurance in the amount of Fifty-Six Million Five Hundred Thousand dollars ($56,500,000) with the endorsements set forth on Schedule 6.2, in the name of Purchaser on the policy form consistent with Section 6.16 and that shall include only Permitted Encumbrances and standard policy exceptions and conditions (the “Title Policy”). The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer’s delivery of written commitments or binders, dated as of the Closing Date (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question. Seller and Dynegy shall execute and deliver to the Title Insurer the affidavits set forth as Exhibit D hereto in connection with the issuance of such Title Policy.

Section 8.8 Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred.

Section 8.9 Warranties. The Warranties listed in Schedule 8.9 shall be included in the Purchased Assets to be assigned to Purchaser at the Closing and any Consent required to be obtained from the grantor of any of such Warranties in connection with the consummation of the Transactions shall have been obtained.

Section 8.10 No Condemnation. None of the Purchased Assets, including the Project or the Project Site, in whole or in part, shall have become subject to or threatened with any condemnation or eminent domain proceeding.

Section 8.11 No Unrepaired Casualty. If a Casualty Event shall have occurred, Seller and Dynegy shall have, as applicable, completed the full repair or restoration of the Damaged Portion in accordance with Section 6.7(d), including, if required pursuant to Section 6.7(d), Seller and Dynegy shall have obtained Purchaser’s written consent to Seller’s and Dynegy’s final acceptance of such repair and restoration, or paid the amounts and made the transfers set forth in Section 6.7(e).

Section 8.12 Evidence of Cure. Purchaser shall have received evidence reasonably satisfactory to it that any violations set forth in Schedule 4.4 and any failures to comply set forth in Schedule 4.5 shall have been cured.

Section 8.13 Receipt of Other Documents. Purchaser shall have received the following:

(a) Certificates of Good Standing with respect to Seller and Dynegy as of a recent date issued by the Secretary of State of Delaware;

(b) Copies of the Articles of Organization and the Limited Liability Agreement of Seller certified by the Secretary of State of Delaware, together with a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller that none of such documents have been amended;

(c) Copies of the Articles/Certificate of Organization and the Bylaws of Dynegy certified by the Secretary of State of Delaware, together with a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller that none of such documents have been amended;

(d) Copies, certified by the Secretary or an Assistant Secretary (or similarly situated individual) of Seller of resolutions of its board of directors or similar governing body authorizing the execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and authorizing the performance of its obligations hereunder and thereunder, as applicable, and authorizing or ratifying the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

(e) Copies, certified by the Secretary or an Assistant Secretary (or similarly situated individual) of Dynegy of resolutions of its board of directors or similar governing body authorizing the execution and delivery by Dynegy of this Agreement and each of the Ancillary Agreements to which it is a party and authorizing the performance of its obligations hereunder and thereunder, as applicable, and authorizing or ratifying the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Dynegy in connection herewith;

(f) A certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;

(g) A certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Dynegy identifying the name and title and bearing the signatures of the officers of Dynegy authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;

(h) Releases in form and substance reasonably satisfactory to Purchaser, as contemplated by Section 6.11(a);

(i) The Closing Inventory Report;

(j) The documents referenced in Section 3.1(a);

(k) Releases in a form reasonably acceptable to Purchaser for all Encumbrances (other than Permitted Encumbrances) on the Project, the Project Site, or any of the other Purchased Assets;

(l) Written confirmation from Dynegy that the LTSA will not apply to any portion of the Purchased Assets following the Closing Date;

(m) Consents to assignments with respect to those agreements listed on Schedule 6.12(b) on terms and conditions acceptable to Purchaser in its reasonable discretion;

(n) Evidence that all Encumbrances on the Purchased Assets that fall within subsection (ii) of the definition of Permitted Encumbrances have been fully satisfied;

(o) A receipt for the Purchase Price; and

(p) Evidence that the C-Ring Repair has been completed in accordance with Good Utility Practices.

Section 8.14 Inspection. Purchaser shall have completed a pre-closing inspection of the Project and the Project Site not more than thirty (30) days prior to the Closing and confirmed and verified, to its reasonable satisfaction, (a) the accuracy of Seller’s and Dynegy’s representations and warranties set forth in Article 4 and Seller’s and Dynegy’s performance of and compliance with its covenants set forth in this Agreement or any Ancillary Agreement, (b) that no Material Adverse Effect shall have occurred since the Effective Date and that there shall not have been any material adverse change in the physical condition or operations of the Project or the Project Site since December 5, 2006, except ordinary wear and tear or matters the subject of Section 6.7 and Section 8.11.

Section 8.15 Interconnection Transfer Agreement Closing. The transactions contemplated by the Interconnection Transfer Agreement shall have been consummated or shall occur contemporaneously with the Closing.

ARTICLE 9

SELLER’S AND DYNEGY’S CONDITIONS TO CLOSING

The obligation of Seller and Dynegy to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Seller and Dynegy waive such fulfillment in writing:

Section 9.1 Compliance with Provisions. Purchaser shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

Section 9.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

Section 9.3 No Restraint. There shall be no:

(a) Preliminary or permanent Order which prevents the consummation of the Transactions as herein provided; or

(b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority which prohibits the consummation of the Transactions as herein provided.

Section 9.4 Required Regulatory Approvals and Consents.

(a) All of Seller’s Required Regulatory Approvals shall have been obtained, and shall be final and not subject to appeal or otherwise subject to challenge or modification.

(b) All of Purchaser’s Required Regulatory Approvals and Purchaser’s Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair Seller’s, Dynegy’s, or Purchaser’s authority, right or ability to consummate the Transactions or (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of Seller.

Section 9.5 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct in all respects, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Effective Date and the Closing Date, except to the extent that such representations and warranties by their terms speak as of a date earlier than the Closing Date, in which case they shall be true and correct as of such date.

Section 9.6 Officer’s Certificate. Seller shall have received a certificate from Purchaser, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.1, Section 9.4 (to the extent relating to Purchaser’s Required Regulatory Approvals) and Section 9.5 have been satisfied.

Section 9.7 Receipt of Other Documents. Seller shall have received the following:

(a) A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the Secretary of State of Texas;

(b) Certified copies of the Certificate of Incorporation and the By-laws of Purchaser certified by the Secretary of State of Texas, together with a certificate of the Secretary or an Assistant Secretary of Purchaser that none of such documents have been amended;

(c) Copies, certified by the Secretary or an Assistant Secretary of Purchaser, of resolutions of the board of directors or similar governing body of Purchaser authorizing the execution and delivery by Purchaser of this Agreement, and each of the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder, and authorizing the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

(d) A certificate of the Secretary or an Assistant Secretary of Purchaser, identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, and each Ancillary Agreement to which Purchaser is a party and the other agreements and instruments contemplated hereby;

Section 9.8 Interconnection Transfer Agreement Closing. The transactions contemplated by the Interconnection Transfer Agreement shall have been consummated or shall occur contemporaneously with the Closing.

ARTICLE 10

TERMINATION

Section 10.1 Rights to Terminate. To the extent set forth in Section 10.2, this Agreement may be terminated (the date of such termination being the “Termination Date”):

(a) At any time prior to the Closing, by mutual written consent of Seller and Purchaser;

(b) By one Party upon written notice to the other Party on or after the Expiration Date;

(c) By one Party upon written notice to the other Party if there has been a material default or material breach of any representation, warranty, covenant or other provision under this Agreement by such other Party that is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by such other Party of written notice from the terminating Party specifying with particularity such breach or default;

(d) By one Party upon written notice to the other Party if at any time prior to the Closing, (i) any federal or state court of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order shall have become final without the possibility of appeal; or (ii) any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Transactions;

(e) By one Party upon written notice to the other Party if Purchaser reasonably determines that any of Purchaser’s conditions to Closing set forth in Article 8 shall not be satisfied and will not be waived by Purchaser prior to the Closing Date, including if Purchaser reasonably determines that the conditions specified in Section 8.4 shall not be satisfied by Seller and Dynegy or waived by Purchaser prior to the Expiration Date on terms satisfactory to Purchaser in accordance with the requirements of such section;

(f) By one Party upon written notice to the other Party if there shall have occurred since December 5, 2006, any event circumstance or condition that individually or collectively shall have had or could reasonably be expected to have a Material Adverse Effect;

(g) By Purchaser in accordance with Section 6.7;

(h) By Purchaser in accordance with Section 6.5(f) or Section 6.16(d); and

(i) By one Party upon written notice to the other Party if such other Party is or becomes Bankrupt or there are proceedings pending or being contemplated by it or threatened against it which could reasonably be expected to result in it being or becoming Bankrupt.

Section 10.2 Effect of Termination. If there has been a termination pursuant to Section 10.1, then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that (a) obligations incurred and liabilities relating to periods prior to the termination, including obligations and liabilities related to the inaccuracy or breach of any representation or warranty under this Agreement or any other breach of this Agreement prior to the termination, shall survive and (b) obligations under Section 6.2 and Article 11 and the Confidentiality Agreement shall survive. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a Party hereunder.

Section 10.3 Liquidated Damages for Costs and Expenses. If Purchaser terminates this Agreement pursuant to Section 10.1(c), Section 10.1(h), or Section 10.1(i) (if Seller or Dynegy is the bankrupt party) then the Liquidated Damages for Costs and Expenses shall become immediately due and payable by Seller and Seller shall pay the Liquidated Damages for Costs and Expenses to Purchaser within ten (10) calendar days of Seller’s receipt of notice of such termination (or, if later, the date on which such notice is effective), by wire transfer of immediately available funds to an account designated in writing by Purchaser. The payment of the Liquidated Damages for Costs and Expenses constitutes liquidated damages to reimburse Purchaser for the internal management, technical, legal and general and administrative costs and expenses of Purchaser with respect to, or that would not otherwise have been incurred absent, the negotiation, execution, delivery and performance and termination under this Agreement through the date of termination (the “Purchaser General Costs and Expenses”). With respect to the Liquidated Damages for Costs and Expenses, the Parties acknowledge and agree that (i) the damages of Purchaser associated with the Purchaser General Costs and Expenses are likely to be substantial and unreasonably difficult to quantify, (ii) the Liquidated Damages for Costs and Expenses are a reasonable estimate of Purchaser’s actual damages for the Purchaser General Costs and Expenses, (iii) payment of the Liquidated Damages for Costs and Expenses are appropriate as liquidated damages and are not a penalty, and (iv) payment of the Liquidated Damages for Costs and Expenses shall be deemed Purchaser’s sole and exclusive remedy of Purchaser under this Agreement for damages associated with Purchaser General Costs and Expenses, but not for any other damages of Purchaser, such as, for illustrative purposes only, direct damages for any difference between the value of the Purchased Assets and the Purchase Price that may be payable to Purchaser in accordance with the provisions of Section 7.1. In addition to and along with the payment of Liquidated Damages for Costs and Expenses, if Purchaser terminates this Agreement pursuant to Section 10.1(c), Section 10.1(h), or Section 10.1(i) (if Seller or Dynegy is the bankrupt party) then Seller will refund to Purchaser any Extension Premium paid by Purchaser pursuant to Section 6.5(h).

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Entire Document; Amendments. This Agreement (including the Exhibits and Schedules to this Agreement), the Ancillary Agreements, and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement and any Ancillary Agreements executed prior to the Effective Date) prior to the Effective Date, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

Section 11.2 Schedules. Seller may from time to time notify Purchaser of any changes or additions to any of Seller’s Schedules to this Agreement and Purchaser may from time to time notify Seller of any changes or additions to any of Purchaser’s Schedules to this Agreement by the delivery of amendments or supplements thereto. No such notification, change, addition, amendment or supplement shall become effective or cure any breach of any representation or warranty, covenant or other provision of this Agreement unless and until the same has been approved by the other Party in its sole discretion.

Section 11.3 Counterparts, Signatures, and Originals. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. The Parties agree that this Agreement, Ancillary Agreements any other document issued pursuant to this Agreement, or document referenced by the foregoing, will be considered signed when the signature of a party is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature. Any original of this Agreement, Ancillary Agreements any other document issued pursuant to this Agreement, or document referenced by the foregoing may be photocopied and stored on computer tapes and disks (the “Imaged Document”). The Imaged Document, if introduced in printed format in its original form in any judicial, arbitral, mediation, regulatory, or administrative proceeding, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the Imaged Document (or photocopies of the Imaged Document) on the basis that such were not originated or maintained in documentary form, under a hearsay rule, a best evidence rule or other evidentiary rule.

Section 11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 11.5 Assignment. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Notwithstanding the foregoing, Purchaser may (i) grant to its lenders a security interest in its rights under this Agreement and the power to assign the same in connection with an exercise of such lenders’ remedies, (ii) assign (after the Closing) its rights hereunder to any Person or Persons acquiring the Purchased Assets, (iii) assign all of its rights hereunder prior to the Closing either to an Affiliate or as otherwise may be necessary or appropriate for a lease financing or similar financing, or (iv) if completion by Purchaser of the business separation of its Texas and Louisiana jurisdictional operations has occurred, assign its rights and obligations hereunder prior to the Closing to the newly formed company holding all or substantially all of Purchaser’s existing Louisiana jurisdictional assets. Any assignment effected in accordance with this Section 11.5 shall not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements. Any purported assignment or delegation not effected in accordance with this Section 11.5 shall be deemed void.

Section 11.6 Governing Law. The validity, interpretation and effect of this Agreement are governed by and shall be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines (other than Section 5-1401 of the New York General Obligations Law), except to the extent that (i) certain matters are preempted by federal law or are governed by the law of the respective jurisdiction of incorporation or formation, as applicable of the Parties or (ii) certain matters with respect to real property are governed by the law of the State of Louisiana. Any action or proceeding arising under this Agreement shall be adjudicated in Houston, Texas, and each Party waives any right to claim improper venue (to the maximum extent permitted by applicable Law) or to seek a new venue based on the doctrine of forum non-conveniens and any other right to transfer venue from that specified herein and acknowledges the importance of this provision to the agreement of the Parties to enter into this Agreement.

Section 11.7 Waiver of Jury Trial. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS LETTER OF INTENT.

Section 11.8 Notices. Unless this Agreement specifically requires otherwise, any notice, Claim, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller to:

Calcasieu Power, LLC

1000 Louisiana, Suite 5800

Houston, Texas 77002

Attention: President

Fax: (713) 507-6588

with a copy to:

Calcasieu Power, LLC

1000 Louisiana, Suite 5800

Houston, Texas 77002

Attention: General Counsel

Fax: (713) 767-8510

and

If to Dynegy to:

Dynegy Holdings, Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

Attention: Executive Vice President, Commercial & Development

Fax: (713) 767-5181

with a copy to:

Dynegy Holdings, Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002

Attention: General Counsel

Fax: (713) 356-2185

and

If to Purchaser to:

Entergy Gulf States, Inc.

c/o Entergy Services, Inc.

10055 Grogans Mill Road

The Woodlands, TX 77380

Attention: Vice President, Commercial Operations

Fax: (281) 297-3929

with a copy to:

Entergy Services, Inc.

10055 Grogans Mill Road

The Woodlands, TX 77380

Attention: Associate General Counsel

Fax: (281) 297-3753

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notice given by personal delivery, mail or overnight courier pursuant to this Section shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Central Time on any Business Day or during any non-Business Day.

Section 11.9 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties, their respective permitted successors and assigns, and any Person benefiting from the indemnities provided herein, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 11.10 No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership or joint venture or impose a trust or partnership duty, obligation or liability on or with regard to any Party.

Section 11.11 Waiver of Compliance. To the extent permitted by applicable Law, any failure to comply with any obligation, covenant, agreement or condition set forth herein or in any Ancillary Agreement, or any breach of any representation or warranty set forth herein or in any Ancillary Agreement, may be waived by the Party entitled to the benefit of such obligation, covenant, agreement, condition, representation or warranty only by a written instrument signed by such Party that expressly waives such failure or breach, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or breach thereof. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. A waiver by a Party of the performance of any covenant, condition, representation or warranty of the other Party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by a Party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

Section 11.12 Attorneys’ Fees. In any litigation or other proceeding between the Parties relating to this Agreement, the prevailing party shall be entitled to recover from the other its direct out-of-pocket costs incurred in connection with such litigation or proceeding, including reasonable attorneys’ fees and other legal expenses.

Section 11.13 Nature of Dynegy’s Obligations. In all instances where an obligation is imposed upon Seller under this Agreement but no similar obligation is expressly imposed upon Dynegy, Dynegy shall nevertheless be responsible for any Losses arising from or related to Seller’s breach of such obligation. This Section 11.13 shall in no way limit Seller’s or Dynegy’s obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

CALCASIEU POWER, LLC
a Delaware limited liability company

By	/s/ STEPHEN A. FURBACHER
Name: Stephen A. Furbacher
Title: President

DYNEGY HOLDINGS INC.
a Delaware Corporation

By	/s/ LYNN A. LEDNICKY
Name: Lynn A. Lednicky
Title: Executive Vice President

ENTERGY GULF STATES, INC.
a Texas corporation

By	/s/ E. RENAE CONLEY
Name: E. Renae Conley
Title: President and CEO